Exhibit 10.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT
among
COSTAR REALTY INFORMATION, INC.
as the Buyer
COSTAR GROUP, INC.
as the Buyer Parent
LTM COMPANY DOMINION, LLC
as the Seller
DOMINION ENTERPRISES
as the Parent
and
solely for purposes of Article VI hereto
LANDMARK MEDIA ENTERPRISES, LLC
with
DE HOLDINGS, INC.
as the Company
Dated as of September 11, 2017

TABLE OF CONTENTS

i

TABLE OF CONTENTS
(Continued)

ARTICLE X GENERAL PROVISIONS........................................................................................	73

Exhibits

Exhibit A	Form of Escrow Agreement

Exhibit B	Sample Working Capital Statement

Exhibit C	Applicable Accounting Principles

Exhibit D	Form of Closing Certificate

Exhibit E	Form of Transition Services Agreement

Schedules

Schedule 1.1(a)	Key Employees

Schedule 1.1(b)	Seller Knowledge Parties

Schedule 1.1(c)	Description of the Restructuring

Schedule 2.2(c)(iii)	Payoff Indebtedness

Schedule 2.2(c)(ix)	Third-Party Consents

Schedule 2.2(c)(x)	Terminated Accounts and Contracts

Schedule 2.2(c)(xii)	Other Seller Deliverables

Schedule 5.2(a)	Communication Protocol

Schedule 5.4(a)(iv)	Apartment Listing Sources

Schedule 5.13(a)	Severance Plan

Schedule 5.13(b)	Form Stay Bonus Agreements

Schedule 7.3(a)(iii)	Specified Representations and Warranties

SECURITIES PURCHASE AGREEMENT
SECURITIES PURCHASE AGREEMENT, dated as of September 11, 2017 (this “Agreement”), among CoStar Realty Information, Inc., a Delaware corporation (the “Buyer”), CoStar Group, Inc., a Delaware corporation (the “Buyer Parent” ), LTM Company Dominion, LLC, a Virginia limited liability company (the “Seller”), Dominion Enterprises, a Virginia general partnership (the “Parent”), and, solely for purposes of Article VI hereto, Landmark Media Enterprises, LLC, a Virginia limited liability company (“Landmark Media”).
RECITALS
A.    The Seller owns 100% of the issued and outstanding shares (the “Shares”) of common stock, no par value per share (the “Common Stock”), of DE Holdings, Inc., a Virginia corporation (the “Company”).
B.    The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Shares.
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms. For purposes of this Agreement:
“Action” means any claim, action, suit, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration or similar proceeding.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Ancillary Agreements” means the Escrow Agreement, the Employment Agreements (if any), the Transition Services Agreement, and all other agreements, documents, certificates, schedules and instruments required to be delivered by any party pursuant to this Agreement, and any other agreement, document, certificate, schedule or instrument entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.
“Apartment Book” means Apartment Book, LLC, a Virginia limited liability company.
“Apartment Book Restructuring” means the contribution by the Seller to the Company of 100% of the interests of Apartment Book (the “Apartment Book Interests”) in exchange for additional shares of Common Stock (in the Company), which contribution shall occur after the Restructuring, after the execution and delivery of this Agreement and prior to the Closing.
“Applicable Price per Share” means the average daily closing price for the CoStar Shares for the 10 trading days ending as of the day that is two Business Days prior to the Closing Date (in the event of any share split or subdivision, or any combination or reclassification, that is effected during that 10-day period, the trading prices used for the 10-day period shall be equitably adjusted to take into account the effect of such event).
“Base Purchase Price” means $385,000,000.00.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.
“Cash” means, as at a specified date, the aggregate amount of all cash and Cash Equivalents of the Company and its Subsidiaries as determined in accordance with GAAP.
“Cash Equivalents” means, as at a specified date, the aggregate amount of all cash equivalents and liquid investments of the Company and its Subsidiaries as determined in accordance with GAAP, including readily marketable equity securities, government guaranteed debt obligations, time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank and commercial paper and variable or fixed rate notes.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Tax Return” means any income Tax Return that includes at least one member of the Parent Group, on the one hand, and the Company or any of its Subsidiaries, on the other hand, that is filed on an affiliated, consolidated, combined, or unitary basis for Tax years beginning on or before the Closing Date.
“Company Group Employees” means, collectively, the officers, directors and employees of (i) the Company and its Subsidiaries, and (ii) the Buyer and its existing Affiliates.
“Company Intellectual Property” means all Intellectual Property used or held for use by the Company or any of its Subsidiaries.
“Company Registered IP” means all registered and applied-for Marks (including domain names), issued and applied-for Patents and registered Copyrights identified on Schedule 3.15(a) of the Disclosure Schedules.
“Competition Law” means any Law that prohibits, restricts or regulates actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied, that is legally binding on any Person under applicable Law.
“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“CoStar Shares” means shares of Buyer Parent (CoStar Group, Inc.) common stock, par value $0.01 per share.
“Covered Affiliate” means an Affiliate of the Seller, but only for so long as that entity remains an Affiliate of the Seller (i.e., directly or indirectly controlling, controlled by or under common control with the Seller).
“Debt Payoff Letter” means each payoff letter duly executed by a holder of Payoff Indebtedness, if any, and delivered to the Buyer at least two Business Days prior to the date hereof and attached hereto, each in form and substance reasonably acceptable to the Buyer, in which the payee agrees that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of the Company and its Subsidiaries arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Encumbrances in connection therewith shall be released; (iii) the payee shall take all actions reasonably requested by the Buyer to evidence and record such discharge and release as promptly as practicable; and (iv) the payee shall return to the Company and its Subsidiaries all instruments evidencing the applicable Payoff Indebtedness (including all notes) and all collateral securing the applicable Payoff Indebtedness.
“Employment Agreements” means each offer letter providing for the post‑Closing employment by the Company or its Subsidiaries of the Key Employees, in form and substance reasonably satisfactory to the Buyer.
“Encumbrance” means any charge, claim, mortgage, lien, option to purchase, pledge, security interest, easement, or encumbrance, or any restriction, limitation or condition on transfer or assignment or relating to the exercise of any attribute of ownership.
“Environmental Laws” means any Laws of any Governmental Authority relating to (i) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances, or (iii) pollution or protection of the environment, health, safety or natural resources.
“Environmental Permits” means all Permits required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) which is under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” means SunTrust Bank, a Georgia banking corporation, or its successor under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement to be entered into by the Buyer, the Company, the Seller and the Escrow Agent, substantially in the form of Exhibit A.
“Estimated Purchase Price” means, without duplication, (i) the Base Purchase Price, plus (ii) the Working Capital Overage, if any, plus (iii) the Estimated Cash, minus (iv) the Estimated Indebtedness, if any, minus (v) the Working Capital Underage, if any, minus (vi) the Stay Bonus Escrow Amount, minus (vii) the Estimated Seller Transaction Expenses, minus (viii) the premium, commitment or similar fee with respect to the RWI Policy or $1.2 million, whichever is less.
“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.
“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).
“Hazardous Substances” means (i) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, CERCLA, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) lead, polychlorinated biphenyls, asbestos and radon, and (v) any substance, material or waste regulated by any Governmental Authority as a hazardous substance pursuant to any Environmental Law.
“Homes.com” means Homes.com, Inc., a Delaware corporation.
“Immediate Family” means, with respect to any specified person, such person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such person who shares such person’s home.

“Inbound License Agreements” means all Contracts granting to the Company or any of its Subsidiaries any license or any other similar right under or with respect to any Intellectual Property owned by a third party.
“Indebtedness” means, as at a specified date and without duplication (and before taking into account the consummation of the transactions contemplated hereby), the following: (i) the unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of the Company and its Subsidiaries, and (B) all indebtedness of the Company and its Subsidiaries evidenced by notes, debentures, bonds or other similar instruments; (ii) all payment obligations upon which interest charges are customarily paid (excluding, for the avoidance of doubt, among other things, trade payables and accrued liabilities incurred in the ordinary course of business consistent with past practice); and (iii) all obligations of the type referred to in clauses (i) and (ii) of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.
“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents and pending patent applications (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, product roadmaps, and customer lists, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, database rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.
“Intentional Fraud” means, with respect to a party hereto, whether the Seller or the Buyer, as applicable, an actual and intentional fraud by such party, determined in accordance with Delaware law, in making a representation or warranty under Article III or Article IV.
“Key Employees” means the individuals listed on Schedule 1.1(a).
“Knowledge of the Buyer Parent” means the actual knowledge of Andrew Florance and Scott Wheeler after due inquiry by each such individual with those of his direct reports who have oversight in respect of the matter in question.

“Knowledge of the Seller” means the actual knowledge of the individuals listed on Schedule 1.1(b) after due inquiry by each such individual with those of his or her direct reports who have oversight in respect of the matter in question.
“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.
“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities and fixtures located thereon, or attached thereto.
“Material Adverse Effect” means any change, effect or event that (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent or materially impair the ability of the Seller to consummate the transactions contemplated by this Agreement, other than, in the case of clause (a) only, any change, effect or event to the extent resulting from or arising out of: (i) general business or economic conditions in any of the markets or geographical areas in which the Company or any of its Subsidiaries operate; (ii) any change in economic conditions or the financial, credit, banking, interest rate, currency or capital markets in general (whether in the United States or any other country or in any international market); (iii) any conditions generally affecting any industry in which the Company or any of its Subsidiaries operate; (iv) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or any escalation or worsening of any of the foregoing; (v) changes in GAAP or Law or in the interpretations or enforcement thereof; (vi) any actions taken, or failures to take action, or such other changes, effects or events, in each case, requested by the Buyer or to which the Buyer has expressly consented; (vii) any action taken by the Buyer or any of its Affiliates; (viii) the resignation or termination of any employee of the Company or any of its Subsidiaries; (ix) any failure by the Company or any of its Subsidiaries to meet budgets, projections or forecasts, or any estimates or predictions of sales, revenues, earnings or other financial or nonfinancial metrics, for any period (but any change, effect or event underlying such failure of the Company or any of its Subsidiaries may be considered in determining a Material Adverse Effect unless such change, effect or event is otherwise excluded from being considered under one of the other clauses of this definition); (x) the announcement, pendency or consummation of this Agreement or any Ancillary Agreement, including (A) by reason of the identity of the Buyer or (B) any loss or adverse change in the relationship of the Company or any of its Subsidiaries with its employees, customers, suppliers, or vendors arising therefrom; (xi) the loss of any Contract (such as, by way of example and not limitation, a data Contract), other than as a result of a breach of such Contract by the Seller, the Company or any of its Subsidiaries, if the Buyer or its Affiliates would be able to mitigate that loss by timely providing the Company and its Subsidiaries with the benefit of a similar Contract; provided, however, that if the cost that the Buyer or its Affiliate would bear to timely provide the benefit through its Contract materially exceeds the cost that the Company or any of its Subsidiaries would have paid under the lost Contract, then the extent, and only the extent, of such excess cost may be considered in determining whether a Material Adverse Effect has occurred; or (xii) any other matter that is remedied by the Seller or the Company or any of its Subsidiaries before the Closing; provided that, with respect to clauses (i), (ii), (iii) and (iv), the changes, effects or events described therein shall not be disregarded to the extent that the impact of such changes, effects or events is disproportionately adverse to the Company and its Subsidiaries as compared to other companies in the industry in which the Company or any of its Subsidiaries operate (and if the impact of such matters is disproportionately adverse, then the extent, and only the extent, of such disproportionate impact may be considered in determining whether a Material Adverse Effect has occurred). In evaluating the effect of any change, effect, or event for purposes of this definition, any insurance or indemnification right held by the Company or any of its Subsidiaries that is applicable thereto shall be taken into account.
“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) calculated in the manner set forth on the Sample Working Capital Statement and equal to (i) the consolidated current assets of the Company and its Subsidiaries, minus (ii) the consolidated current liabilities of the Company and its Subsidiaries, in each case before taking into account the consummation of the transactions contemplated hereby, and calculated in accordance with GAAP applied on a basis consistent with the preparation of the Interim Balance Sheet, subject to the Applicable Accounting Principles; provided, however, that the computation shall (A) be done after giving effect to the elimination of intercompany accounts/balances pursuant to Section 5.6, (B) use normal year-end account cut‑off procedures of the Company (regardless of when the Closing occurs during the year), (C) notwithstanding anything to the contrary required under GAAP (and without expanding the liabilities that may be accrued), exclude any liability accrual in respect of an Action first asserted against the Company or any of its Subsidiaries after the Closing (whether by filing, service of process or demand) unless before the Closing such Action had been threatened or the Company otherwise had actual knowledge that such Action would be asserted (and, for the avoidance of doubt, then only to the extent an accrual on a consolidated balance sheet of the Company and its Subsidiaries prepared as of the Closing Date would otherwise be required under GAAP), (D) exclude as current assets (1) Cash, and (2) any Tax assets that are in respect of federal, state or local income Tax or that otherwise will be for the benefit of Seller under Article VI, and (E) exclude as current liabilities (x) any amounts relating to or included in Indebtedness or Seller Transaction Expenses, (y) any liabilities for severance pay or severance benefits that arise out of or result from any termination effected after the Closing and any liabilities under the Stay Bonus Agreements, and (z) any Tax liabilities that (aa) are in respect of federal, state or local income Tax, (bb) will not be the responsibility of the Company or its Subsidiaries under Article VI, or (cc) are addressed in Section 6.3(d).
“Off-the-Shelf Software” means generally available, “off-the-shelf,” “click-wrap” or “shrink-wrapped” software (including any such software delivered as a service) that is not redistributed by or in connection with the Company’s business and that has total, aggregate annual license, maintenance and other support costs of less than $50,000.
“Open Source Materials” means any software that is licensed, distributed or conveyed under a Contract that requires as a condition of its use, modification or distribution that it, or other software into which such software is incorporated or with which such software is distributed or that is derived from such software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract; Open Source Materials includes software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Affero GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, a Microsoft Shared Source License, the Common Public License, the Apache License, or any license listed at www.opensource.org.
“Organizational Documents” of an entity means such entity’s (i) certificate of incorporation, certificate of formation or certificate of limited partnership, and (ii) bylaws, operating agreement, partnership agreement, or limited partnership agreement, or, in each case, any equivalent organizational documents.
“Outbound License Agreements” means all Contracts under which the Company or any of its Subsidiaries grants to a third party a license or any other similar rights under or with respect to any Intellectual Property.
“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities and fixtures, located thereon, or attached thereto, and all easements, rights and appurtenances relating to the foregoing.
“Parent Group” means Landmark Media, Dominion Enterprises Group, LLC, the Parent and their respective Subsidiaries.
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Personal Data” means personally identifiable information, including name, street address, telephone number, social security number, driver’s license number or other government issued identification number, bank account number, credit card number, or other data, that can be used to identify, contact or locate a person.
“Post-Closing Tax Period” means any taxable period or portion of a taxable period that is not a Pre-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date and, for any Straddle Period, the portion through the end of the Closing Date calculated in accordance with Section 6.2.
“Purchase Price” means the Estimated Purchase Price as adjusted in accordance with the terms of this Agreement, including Section 2.4.
“Related Party,” with respect to any specified Person, means (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such

Affiliate, (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person, (iii) any Immediate Family member of a Person described in clause (ii), or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 10% of the outstanding equity or ownership interests of such specified Person.
“Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exception in Subsection (A) of 42 U.S.C. § 9601(22).
“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.
“Restructuring” means the reorganization effected by the Seller and its Subsidiaries as of July 31, 2017, which is described on Schedule 1.1(c).
“Sample Working Capital Statement” means the sample calculation of the Closing Net Working Capital attached as Exhibit B hereto.
“Seller Other Businesses” means all lines of business of the Seller or its Affiliates that are being conducted as of the date of this Agreement that are not owned by the Company, UAP or Apartment Book, which Seller Other Businesses include, without limitation, (i) the newspapers (and their related electronic points of presence and associated publications) of the Seller and its Affiliates, and (ii) Homes.com.
“Seller Transaction Expenses” means all fees and expenses incurred and payable by the Company or any of its Subsidiaries in connection with the process of selling the Shares, the negotiation, preparation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, including (i) such fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third party, (ii) such fees and expenses associated with obtaining the release and termination of any Encumbrance, (iii) such fees and expenses representing brokers’, finders’ and similar fees, (iv) such fees and expenses of the counsel, advisors, consultants, investment bankers, accountants, auditors and other experts of the Company or any of its Subsidiaries, (v) such fees and expenses of any data room provider, (vi) such amounts payable by the Company or any Subsidiary to any officer, director or employee of the Company or any Subsidiary in connection with the Closing or the consummation of the transactions contemplated by this Agreement pursuant to any sale bonus, retention, change of control or other similar payment obligation (excluding any amounts payable pursuant to the Stay Bonus Agreements and excluding, for the avoidance of doubt, any severance obligation arising from a post-Closing termination of employment, whether under the Severance Plan or otherwise), together with any employer payroll taxes payable by the Company associated with such payments, and (vii) such fees and expenses of the foregoing character of any third party (including any direct or indirect equityholder of the Company) that are required to be paid or reimbursed by the Seller, the Company or any of its Subsidiaries, but in each case only to the extent the Seller or the Parent does not otherwise (A) cause such fees and expenses to be paid at or before the Closing or (B) provide the Buyer with a copy of the letter from such payee which releases the Buyer, the Company and its Subsidiaries from any liability for the payment of such fees and expenses (and makes the Buyer, the Company and its Subsidiaries third party beneficiaries of such letter).
“Seller Transaction Expenses Payoff Instructions” means (i) documentation in form and substance reasonably satisfactory to the Buyer delivered to the Buyer at least two Business Days prior to the date hereof and attached hereto setting forth an itemized list of all, and amounts of all, Seller Transaction Expenses, including the identity of each payee, dollar amounts owed, wire transfer instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices from each such payee, in respect of the Seller Transaction Expenses owed to such payee in form and substance reasonably satisfactory to the Buyer in which the payee agrees that upon payment of the amounts specified in the Seller Transaction Expenses Payoff Instructions, all obligations of the Company or any of its Subsidiaries, as applicable, to such payee in respect of the Seller Transaction Expenses owed to such payee shall be repaid, discharged and extinguished in full.
“Severance Plan” means the Severance Pay Plan, dated as of August 3, 2017, sponsored by the Company or any of its Subsidiaries, which provides for the payment of severance by the Company or any of its Subsidiaries to certain of its employees under certain circumstances.
“Shares” has the meaning given in the Recitals, but, for the avoidance of doubt, shall include all shares of Common Stock issued to Seller in connection with the Apartment Book Restructuring.
“Stay Bonus Agreements” means the written arrangements made by the Company prior to the Closing under which it has agreed to pay stay bonuses to certain employees under certain circumstances, which agreements, subject to Section 5.13(l), are set forth on Schedule 3.11(a) of the Disclosure Schedules.
“Stay Bonus Escrow Amount” means $11,167,304, subject to adjustment pursuant to Section 5.13(b).
“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries. The references in this Agreement to the Company’s Subsidiaries mean UAP and, unless otherwise expressly stated, Apartment Book, as if the Apartment Book Restructuring had been consummated.
“Target Net Working Capital” means $0.
“Tax” or “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property, escheat, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Tax Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with or against any Taxing Authority.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed or filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means any Governmental Authority responsible for the administration of any Tax.
“Transition Services Agreement” means the Transition Services Agreement among the Parent, the Buyer and UAP attached as Exhibit E hereto.
“UAP” means United Advertising Publications, Inc., a Washington corporation.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.
“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.
Section 1.2    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:
Definition      Location
2016 Financials...........................................................3.7(a)
3P Product...................................................................5.18(a)
Affected Employee......................................................5.13(c)
Agreement...................................................................Preamble
Applicable Accounting Principles...............................2.3
Assets..........................................................................3.13(a)
Buyer...........................................................................Preamble
Buyer 401(k) Plan.......................................................5.13(f)
Buyer FSAs.................................................................5.13(j)
Buyer Parent...............................................................Preamble
Buyer Product.............................................................5.18(a)
Buyer Tax Indemnitee.................................................6.1
Closing........................................................................2.2(a)
Closing Cash...............................................................2.4(a)
Closing Date...............................................................2.2(a)
Closing Indebtedness..................................................2.4(a)

Definition        Location

Closing Net Working Capital......................................2.4(a)
Closing Seller Transaction Expenses..........................2.4(a)
Common Stock...........................................................Recitals
Company.....................................................................Recitals
Company FSA Participants.........................................5.13(j)
Compensation-Related Discussion.............................Schedule 5.2(a)
Competitive Business.................................................5.4(a)
Confidential Information............................................5.7(b)
Confidentiality Agreement..........................................5.7(a)
Continuing Plans.........................................................5.13(b)
Copyrights..................................................................See Definition of Intellectual Property
CoStar SEC Documents..............................................4.4(d)
Disabling Codes and Contaminants............................3.15(j)
Disclosure Schedules..................................................Article III
Effective Time.............................................................2.2(a)
Enhanced Severance Agreement.................................5.13(l)(i)
Estimated Cash............................................................2.3
Estimated Indebtedness...............................................2.3
Estimated Net Working Capital...................................2.3
Estimated Seller Transaction Expenses.......................2.3
Evaluation....................................................................Schedule 5.2(a)
Final Adjustment Amount...........................................2.4(f)(i)
Final Closing Statement..............................................2.4(b)
Financial Statements...................................................3.7(a)
G&A Services.............................................................5.6(b)
HSR Act......................................................................3.3(b)
HSR Clearance............................................................7.1(b)
IAF Determination......................................................2.4(c)
Independent Accounting Firm....................................2.4(c)
Initial Closing Statement............................................2.4(a)
Interim Balance Sheet................................................3.7(b)
Interim Financial Statements......................................3.7(a)
IRS..............................................................................3.11(b)
Landmark Media.........................................................Preamble
Marks...........................................................................See Definition of Intellectual Property
Material Contracts.......................................................3.18(a)
Multiemployer Plan.....................................................3.11(c)
Multiple Employer Plan..............................................3.11(c)
Net Adjustment Amount..............................................2.4(f)(i)
Notice of Disagreement...............................................2.4(b)
Order.............................................................................3.10
Outside Date.................................................................9.1(d)
Parent............................................................................Preamble

Definition        Location

Parent 401(k) Plan......................................................5.13(f)
Parent FSAs................................................................5.13(j)
Parent Health and Welfare Plans................................5.13(g)
Parent Workers’ Compensation Policy.......................5.13(i)
Patents........................................................................See Definition of Intellectual Property
Payoff Indebtedness....................................................2.2(c)(iii)
PCI DSS......................................................................3.21(b)
Permanent Order..........................................................9.1(e)
Permits........................................................................3.9(b)
Permitted Encumbrances............................................3.13(c)
Planning-Related Discussion......................................Schedule 5.2(a)
Plans............................................................................3.11(a)(iv)
Post-Closing Plans......................................................5.13(c)
Pre-Closing Taxes.......................................................6.4(b)
Preliminary Closing Statement...................................2.3
Privacy Agreements....................................................3.21(a)
Privacy Policies..........................................................3.21(a)
Product Agreement.....................................................5.18(a)
Product Loss...............................................................5.18(b)
Purchase Price Allocation...........................................6.10
Real Property Leases...................................................3.14(a)
Replacement Employee...............................................5.13(a)
Replacement License...................................................5.18(b)
Restricted Period..........................................................5.4(a)
RWI Policy..................................................................5.12
SEC..............................................................................4.4(d)
Securities Act...............................................................3.24(a)
Seller............................................................................Preamble
Seller Counsel..............................................................5.2(d)
Special Termination Fee..............................................9.2(b)
Stay Bonus Escrow Account.......................................5.13(b)
Straddle Period............................................................6.2(b)
Systems.......................................................................3.15(k)
Trade Secrets...............................................................See Definition of Intellectual Property
Transactional Matters.................................................5.2(d)
Transfer Taxes.............................................................6.9
VPMC.........................................................................5.19

ARTICLE II
PURCHASE AND SALE

Section 2.1    Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver the Shares to the Buyer, free and clear of all Encumbrances, and the Buyer shall purchase the Shares from the Seller in exchange for payment by the Buyer to the Seller of the Purchase Price.

Section 2.2     Closing

(a)The sale and purchase of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 1050 Connecticut Avenue, N.W., Washington, D.C. 20036, at 10:00 a.m., New York City time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their nature or terms, be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing; provided, that, the Closing shall not in any event occur before the date that is the fifth Business Day after HSR Clearance unless (i) before HSR Clearance the Seller gives the Buyer permission to hold Compensation-Related Discussions in the manner contemplated by Schedule 5.2(a), or (ii) the Buyer elects, in its discretion, to proceed with the Closing before such fifth Business Day. The day on which the Closing takes place is referred to as the “Closing Date.” The Closing shall be deemed to have consummated at 11:59:59 p.m. local time (Washington, D.C.) on the day immediately prior to the Closing Date (the “Effective Time”) for tax and accounting purposes, and any reference to the Closing Date for tax purposes (e.g., as used in the definition of Pre-Closing Tax Period or Straddle Period or under Article VI) shall be construed as if the Closing Date ended at the Effective Time.

(b)The Seller and the Buyer have selected the Escrow Agent to act as escrow agent in accordance with the terms of this Agreement and the Escrow Agreement.

(c)At the Closing:

(i)the Buyer shall deliver or cause to be delivered to the Seller in respect of the Estimated Purchase Price (subject to Section 2.2(e)): (A) a cash amount equal to the Estimated Purchase Price minus $35,000,000.00 and (B) a duly issued share certificate of the Buyer Parent, in the name of the Seller and representing that number of duly issued CoStar Shares equal to the quotient determined by dividing (1) $35,000,000.00, by (2) the Applicable Price per Share;

(ii)the Buyer shall deposit or cause to be deposited the Stay Bonus Escrow Amount with the Escrow Agent by wire transfer in immediately available funds, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement;

(iii)the Buyer shall deliver or cause to be delivered on behalf of the Company the amount payable to each counterparty or holder of Indebtedness identified on Schedule 2.2(c)(iii) (the “Payoff Indebtedness”), if any, in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement;

(iv)the Buyer shall deliver or cause to be delivered on behalf of the Company the amount payable to each Person that is owed a portion of the Estimated Seller Transaction

Expenses, as specified in the Seller Transaction Expenses Payoff Instructions and in accordance with this Agreement;
(v)the Buyer shall deliver or cause to be delivered to the Seller duly executed counterparts of the Escrow Agreement and the Transition Services Agreement;

(vi)the Seller shall deliver or cause to be delivered to the Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;

(vii)if applicable, each Key Employee shall deliver to the Buyer a duly executed Employment Agreement (but for the avoidance of doubt, the delivery of these Employment Agreements is not a condition to the Closing);

(viii)the Seller shall deliver or cause to be delivered to the Buyer letters or shareholder consents effecting the resignation or removal of each of the directors or managers, as applicable, and officers of the Company and its Subsidiaries, effective as of the Closing, except for such directors and officers whom the Buyer has specified in writing to the Seller prior to the Closing Date;
(ix)the Seller shall deliver or cause to be delivered to the Buyer any of the third-party consents and approvals listed on Schedule 2.2(c)(ix) that have been obtained (but for the avoidance of doubt, the delivery of these consents is not a condition to the Closing);

(x)the Seller shall deliver or cause to be delivered to the Buyer documentation evidencing the termination and release of all obligations of the Company and its Subsidiaries under, all intercompany and intracompany accounts or contracts between the Company and its Subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Company and its Subsidiaries), on the other hand, as such accounts and contracts are set forth on Schedule 2.2(c)(x);
(xi)the Seller shall deliver or cause to be delivered to the Buyer duly executed counterparts of the Escrow Agreement and the Transition Services Agreement; and

(xii)the Seller and the Buyer shall execute and deliver, deliver, or cause to be executed and delivered, as applicable, the certificates and other documents set forth on Schedule 2.2(c)(xii).
(d)All payments hereunder, including payments made pursuant to Section 2.4, shall be made by wire transfer of immediately available funds in United States dollars to such account(s) as may be designated to the payor by the payee(s) at least two Business Days prior to the applicable payment date; provided, however, that subject to Section 2.2(e), the Buyer may pay $35 million of the Estimated Purchase Price through the issuance and delivery of CoStar Shares in accordance with Section 2.2(c)(i).

(e)At the Closing, the Buyer shall deliver a certificate signed by a duly authorized officer thereof certifying that the representations and warranties made in Section 4.4 are true and correct as if made on and as of the Closing Date or, in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct only as of such specified date, in each case except where any failure to be true and correct as of such date would not be reasonably expected to lead to the Seller’s inability to sell the CoStar Shares pursuant to Rule 144 of the Securities Act, including the reduced six‑month holding period requirement set forth in subparagraph (d)(1)(i) therein. If the Buyer is unable (or otherwise fails) to deliver such certificate, then, notwithstanding anything to the contrary set forth herein, the Buyer must pay the Estimated Purchase Price entirely in cash.

Section 2.3. Closing Estimates. At least three Business Days prior to the anticipated Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a written statement (the “Preliminary Closing Statement”) that shall include and set forth good-faith estimates of (a) Net Working Capital (the “Estimated Net Working Capital”), (b) Cash (the “Estimated Cash”), (c) Indebtedness (the “Estimated Indebtedness”) and (d) all Seller Transaction Expenses that are accrued or due and remain unpaid (the “Estimated Seller Transaction Expenses”) (with each of Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Seller Transaction Expenses determined as of the Effective Time and, except for Estimated Seller Transaction Expenses, without giving effect to the transactions contemplated herein), and on the basis of the foregoing, a calculation of the Estimated Purchase Price. Estimated Net Working Capital, Estimated Cash, and Estimated Indebtedness shall be calculated in accordance with GAAP applied on a basis consistent with the preparation of the Interim Balance Sheet (provided that in the event of a conflict between GAAP and consistent application thereof, consistency shall prevail), subject to such differences in accounting principles, policies and procedures as are set forth on Exhibit C (GAAP as so modified by consistency and pursuant to Exhibit C, the “Applicable Accounting Principles”). In connection with the delivery of the Preliminary Closing Statement, Seller also shall deliver a written statement with the Stay Bonus Escrow Amount and detail regarding its calculation, including the name of each bonus recipient and his or her bonus amount. During the period from the delivery of the Preliminary Closing Statement until the Closing, the Seller shall consult with the Buyer and work in good faith to update the Preliminary Closing Statement to resolve any differences that the parties may have with respect to any of the amounts or calculations set forth therein. To the extent the parties are not able to resolve any differences, the Seller’s last version of the Preliminary Closing Statement shall control solely for purposes of determining the amounts payable at the Closing pursuant to Section 2.2, but shall not limit or otherwise affect the Buyer’s remedies under this Agreement or otherwise, or constitute an acknowledgement by the Buyer of the accuracy of the amounts reflected thereof.

Section 2.4    Post-Closing Adjustment of the Estimated Purchase Price

(a)Within 90 days after the Closing Date, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller a written statement (the “Initial Closing Statement”) that shall include and set forth a calculation of the actual (i) Net Working Capital (the “Closing Net Working Capital”), (ii) Cash (the “Closing Cash”), (iii) Indebtedness (the “Closing Indebtedness”) and (iv) Seller Transaction Expenses (the “Closing Seller Transaction Expenses”) (with each of Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Seller Transaction Expenses determined as of the Effective Time and, except for Closing Seller Transaction Expenses, without giving effect to the transactions contemplated herein). Closing Net Working Capital, Closing Cash and Closing Indebtedness shall be calculated in accordance with the Applicable Accounting Principles.

(b)The Initial Closing Statement shall become final and binding (the “Final Closing Statement”) on the 30th day following delivery thereof unless, prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Cash, Closing Indebtedness and/or Closing Seller Transaction Expenses, as set forth in the Initial Closing Statement. The Seller shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Cash, Closing Indebtedness, and/or Closing Seller Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.4(c). For the avoidance of doubt, the Seller shall be permitted to deliver only one Notice of Disagreement pursuant to this Section 2.4(b).

(c)During the 15-Business Day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the Seller and the Buyer in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Net Working Capital, Closing Cash, Closing Indebtedness, and/or Closing Seller Transaction Expenses as specified therein. Any disputed items resolved in writing between the Seller and the Buyer within such 15‑Business Day period shall become part of the Final Closing Statement and be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Cash, Closing Indebtedness, and Closing Seller Transaction Expenses, the amounts so determined shall become part of the Final Closing Statement and be final and binding on the parties for all purposes hereunder. If the Seller and the Buyer have not resolved all such differences by the end of such 15‑Business Day period, within five Business Days following the end of such 15‑Business Day period, the Seller and the Buyer shall engage Deloitte & Touche LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller and the Buyer (the “Independent Accounting Firm”) pursuant to a written engagement letter which directs the Independent Accounting Firm to resolve the items remaining in dispute (and only those items) following the principles of this Section 2.4 and the relevant defined terms hereunder and based solely on presentations and other documents that the Seller and the Buyer submit pursuant to the procedures below and not by independent review, and with the Independent Accounting Firm functioning solely as an expert in accounting and not as an arbitrator. Within 15 Business Days following engagement of the Independent Accounting Firm, the Seller and the Buyer shall submit, in writing, to the Independent Accounting Firm their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Seller Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Seller Transaction Expenses, which determination (the “IAF Determination”) shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review absent manifest error or manifest disregard of contractual language by the Independent Accounting Firm or action by the Independent Accounting Firm that is outside the scope of the engagement (e.g., the Independent Accounting Firm exceeded its powers or awarded upon a matter not submitted to it). The Independent Accounting Firm shall consider only those items and amounts in the Seller’s and the Buyer’s respective calculations of the Closing Net Working Capital, Closing Cash, Closing Indebtedness, and Closing Seller Transaction Expenses that are identified as being items and amounts to which the Seller and the Buyer have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Seller and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within 30 Business Days following the submission thereof. Upon receipt of the IAF Determination, the Buyer shall use it, together with the other amounts previously agreed to by the parties pursuant to this Section 2.4, to produce the Final Closing Statement.

(d)The costs of any dispute resolution pursuant to Section 2.4(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the party whose position on the disputed items is, in the aggregate, furthest in dollars from the decision reached by the Independent Accounting Firm; provided, however, that if the disparity between the position of that party and the decision reached by the Independent Accounting Firm is less than $100,000, in the aggregate, then the fees, expenses and costs of the Independent Accounting Firm shall be split equally between the Seller and the Buyer. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Initial Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e)The Buyer and the Seller will, and will cause the Company (in the case of the Seller, prior to the Closing and, in the case of the Buyer, during the period from and after the date of delivery of the Initial Closing Statement through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.4) to afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and its Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.4. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Net Working Capital, Cash and Indebtedness as specified in this Section 2.4; provided that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(f)In accordance with the Final Closing Statement, the Estimated Purchase Price shall be adjusted, upwards or downwards, as follows:

(i)For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to the Final Adjustment Amount minus the Estimated Adjustment Amount. The “Final Adjustment Amount” shall equal the following, each as set forth in the Final Closing Statement produced pursuant to this Section 2.4: (A) the Closing Net Working Capital, plus (B) the Closing Cash, minus (C) the Closing Indebtedness, minus (D) the Closing Seller Transaction Expenses. The Estimated Adjustment Amount shall equal the following: (1) the Estimated Net Working Capital, plus (2) the Estimated Cash, minus (3) the Estimated Indebtedness, minus (4) the Estimated Seller Transaction Expenses.

(ii)If the Net Adjustment Amount is positive, the Estimated Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, (A) the Seller shall deliver written notice to the Buyer specifying the Net Adjustment Amount, and (B) the Buyer shall promptly pay an amount equal to the Net Adjustment Amount to the Seller.

(iii)If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Estimated Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, (A) the Buyer shall deliver written notice to the Seller specifying the Net Adjustment Amount, and (B) the Seller shall promptly pay an amount equal to the Net Adjustment Amount to the Buyer.

Section 2.5 Withholding. The Buyer shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment or to otherwise take such action to satisfy any other Tax withholding and reporting obligations with respect to the transaction contemplated hereby. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Taxing Authority such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made. The Buyer shall use commercially reasonable efforts to notify the Seller of any amounts that it intends to deduct and withhold prior to the scheduled date of such withholding. The Buyer shall work in good faith with the Seller to minimize any such withheld amounts.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows:

Section 3.1    Organization and Qualification

(a)     Each of the Company and each of its Subsidiaries is (i) duly organized, validly existing and, where applicable as a concept, in good standing under the Laws of the jurisdiction of its formation as set forth on Schedule 3.1(a) of the Disclosure Schedules, and has full power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted, and (ii) duly qualified or licensed as a foreign entity to do business, and, where applicable as a concept, is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Seller has furnished to the Buyer a complete and correct copy of the Organizational Documents, each as amended to date, of the Company and its Subsidiaries. Such Organizational Documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in material violation of any of the provisions of its Organizational Documents. The transfer books and minute books of each of the Company and its Subsidiaries have been made available for inspection by the Buyer prior to the date hereof and are true and complete in all material respects.

Section 3.2     Authority. The Seller has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary entity action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will have been, duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3    No Conflict; Required Filings and Consents

(a)    The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, except in each case as set forth on Schedule 3.3(a) of the Disclosure Schedules:

(i)conflict with or violate the Organizational Documents of the Seller or the Company or any of its Subsidiaries;

(ii)conflict with or violate any Law applicable to the Seller or the Company or any of its Subsidiaries or by which the Shares or any property or asset of the Seller or the Company or any of its Subsidiaries is bound or affected in any material respect, other than (A) the filings and approvals described in clauses (i), (ii) and (iii) of Section 3.3(b), (B) any conflicts or violations that result from any facts or circumstances relating solely to the Buyer; provided that in no event shall clause (B) be deemed to exclude the fact of the consummation of the transactions contemplated by this Agreement and each of the Ancillary Agreements, and (C) any conflicts or violations that, individually or in the aggregate, would not reasonably be expected to materially impair, prevent or materially delay, the ability of the Company or the Seller to consummate the transactions contemplated by this Agreement or any Ancillary Agreement; or

(iii)result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation under, allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption under, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person (or otherwise adversely affect any rights of the Seller or the Company or any of its Subsidiaries) under, or result in the creation of any Encumbrance on any property, asset or right of the Seller or the Company or any of its Subsidiaries pursuant to, any Contract to which the Seller or the Company or its Subsidiaries is a party or by which the Seller or the Company or any of its Subsidiaries or any of their respective properties, assets or rights are bound or affected, except for any such breaches, defaults or other occurrences or consequences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) None of the Seller or the Company or any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for (i) the premerger notification and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws and (iii) such other mandatory authorizations, approvals, orders, permits, consents, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to materially impair, or prevent or materially delay, the ability of the Company or the Seller to consummate the transactions contemplated by this Agreement or any Ancillary Agreement.

(c) No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law applicable to the Seller or the Company will impair consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.4    Shares. The Seller is the record and beneficial owner of the Shares, and has the right, authority and power to sell, assign, and transfer the Shares to the Buyer, in each case, free and clear of any Encumbrance other than restrictions on transfer under applicable securities Laws. Upon (a) delivery to the Buyer of certificates for the Shares at the Closing and (b) the Buyer’s payment of the Estimated Purchase Price, including any delivery of the CoStar Shares, the Buyer shall acquire good and valid title to the Shares, free and clear of any Encumbrance other than Encumbrances created by the Buyer and any restrictions on transfer under applicable securities Laws.

Section 3.5    Capitalization

(a) The authorized capital stock of the Company consists of 5,000 shares of Common Stock, of which, as of the date hereof, 1,090 shares of Common Stock are issued and outstanding, and as of the Closing (after consummating the Apartment Book Restructuring), those 1,090 shares of Common Stock, together with the shares of Common Stock issued to Seller in connection with the Apartment Book Restructuring, shall be issued and outstanding, and all of such shares of Common Stock are and shall be, as applicable, owned by the Seller and shall constitute the Shares. No other classes of capital stock or other equity or ownership interests exist, and no other Shares are issued and outstanding.

(b)    Schedule 3.5(b) of the Disclosure Schedules sets forth, for each Subsidiary of the Company, the amount of its authorized equity or ownership interests, the amount of its outstanding equity or ownership interests, and the record and beneficial owners of its outstanding equity or ownership interests.

(c)    Each outstanding share of capital stock or other equity or ownership interest of the Company and its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share of capital stock or other equity or ownership interest is owned by the Company (or, in the case of the interests in Apartment Book, will be owned by the Company as of the Closing), free and clear of any Encumbrance other than any restrictions on transfer under applicable securities Laws. All of the shares of capital stock and other equity or ownership interests have been offered, sold and delivered by the Company or its applicable Subsidiary in compliance with all applicable federal and state securities Laws in all material respects. Except for rights granted to the Buyer under this Agreement or the actions contemplated in connection with the Apartment Book Restructuring, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued equity or ownership interests of the Company or any of its Subsidiaries. No share of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation in any material respect of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Organizational Documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or its Subsidiaries is bound.

Section 3.6    Third-Party Ownership Interests. Except for the Subsidiaries of the Company listed on Schedule 3.5(b) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

Section 3.7    Financial Statements; No Undisclosed Liabilities
(a) True and complete copies of (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2016, and the unaudited consolidated statement of income of the Company and its Subsidiaries for the 12-month period ending as of December 31, 2016 (the “2016 Financials”), and (ii) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2015, and the audited consolidated statement of income of the Company and its Subsidiaries for the 12-month period ending as of December 31, 2015 (clauses (i) and (ii) collectively referred to as the “Financial Statements”), and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2017, and the related unaudited consolidated statement of income of the Company and its Subsidiaries for the six-month period ending as of June 30, 2017 (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.7(a)(i) of the Disclosure Schedules. Except as set forth on Schedule 3.7(a)(ii) of the Disclosure Schedules, each of the Financial Statements and the Interim Financial Statements (A) have been prepared in accordance with the books and records of the Company and its Subsidiaries, (B) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in any notes or schedules thereto) and (C) fairly present, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein; provided that (x) the 2016 Financials and the Interim Financial Statements are unaudited and lack footnotes and other presentation items, and (y) the Interim Financial Statements are subject to normal year-end adjustments that are not expected to be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole.

(b) Except as and to the extent adequately accrued or reserved against in the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2017 (the “Interim Balance Sheet”), neither the Company nor any of its Subsidiaries has any liability or obligation of a nature that would be required to be reflected in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP except for liabilities and obligations (i) described on Schedule 3.7(b) of the Disclosure Schedules, (ii) incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet, (iii) to be performed after the date hereof under the terms of any Contract or Permit binding upon the Company or any of its Subsidiaries (including this Agreement), and (iv) that are not, individually or in the aggregate, material to the Company or any of its Subsidiaries.

(c) The books of account and financial records of the Company and its Subsidiaries have been prepared and are maintained in accordance with sound accounting practice in all material respects. The Company has not made any changes to its accounting practice since the date of the Interim Balance Sheet.

Section 3.8    Absence of Certain Changes or Events. Except as set forth on Schedule 3.8 of the Disclosure Schedules, since the date of the Interim Balance Sheet, (i) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice, (ii) there has not been a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries has suffered any individual loss, damage, destruction or other casualty of any of its material tangible properties or assets, whether or not covered by insurance (excluding any such properties or assets that have been replaced), and (iv) neither the Company nor any of its Subsidiaries has taken any action of the type described in any of the subsections of Section 5.1 that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Section 5.1, excluding subsections (h), (i) and (o) thereof.

Section 3.9    Compliance with Law; Permits

(a)     Except as set forth on Schedule 3.9 of the Disclosure Schedules, each of the Company and its Subsidiaries is and, for the past five years has been, in compliance in all material respects with all Laws applicable to it. None of the Company, its Subsidiaries or, to the Knowledge of the Seller, any of its or their executive officers has received since January 1, 2014 any written notice, order, complaint or other written communication from any Governmental Authority or any other Person alleging that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it.

(b)     Schedule 3.9(b) of the Disclosure Schedules sets forth a true and complete list of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”), and each of the Company and its Subsidiaries is and has been in compliance in all material respects with all such Permits. As of the date of this Agreement, no suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of the Seller, threatened. The Company and its Subsidiaries will continue to have the use and benefit of all Permits listed on Schedule 3.9(b) of the Disclosure Schedules immediately following consummation of the transactions contemplated hereby. No Permit is held in the name of the Seller or any of its Affiliates, any employee, officer, director, stockholder or agent of the Seller, the Company or any Subsidiary, or otherwise on behalf of the Company or any of its Subsidiaries, except as set forth on Schedule 3.9(b) of the Disclosure Schedules.

Section 3.10    Litigation. Except as set forth on Schedule 3.10A of the Disclosure Schedules, there is no Action pending or, to the Knowledge of the Seller, threatened against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, or any of the officers of the Company or any of its Subsidiaries in regards to their actions as such. There is no outstanding order, writ, judgment, injunction, decree, determination or award of any Governmental Authority (each, an “Order”), or pending or, to the Knowledge of the Seller, threatened investigation by any Governmental Authority, relating to the Company, its Subsidiaries, any of their respective properties or assets, any of their respective officers or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements, except as set forth on Schedule 3.10B of the Disclosure Schedules. Except as set forth on Schedule 3.10C of the Disclosure Schedules, as of the date of this Agreement, there is no Action by the Company or any of its Subsidiaries pending, or, to the Knowledge of the Seller, which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

Section 3.11    Employee Benefit Plans
(a)    Schedule 3.11(a) of the Disclosure Schedules sets forth a true and complete list of the following:

(i)all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has or could have any obligation or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee or officer of the Company or any of its Subsidiaries;

(ii)each employee benefit plan for which the Company or any of its Subsidiaries could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated;

(iii)any plan in respect of which the Company or any of its Subsidiaries could incur liability under Section 4212(c) of ERISA; and

(iv)any Contracts between the Company or any of its Subsidiaries and any employee or officer of the Company or any of its Subsidiaries, including any Contracts relating in any way to a sale of the Company or any of its Subsidiaries (clauses (i), (ii), (iii) and (iv) collectively, the “Plans”).

(b)    Each Plan referred to in Section 3.11(a) is in writing. The Seller has furnished to the Buyer a true and complete copy of each such Plan and has delivered to the Buyer a true and complete copy of each material document, if any, prepared in connection with each such Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the two most recently filed Internal Revenue Service (“IRS”) Forms 5500, (iv) the most recently received IRS determination letter for each such Plan and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any of its Subsidiaries has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c)    None of the Plans referred to in Section 3.11(a) is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as set forth on Schedule 3.11(c) of the Disclosure Schedules, none of such Plans (i) provides for the payment of separation, severance, termination or similar‑type benefits to any person, (ii) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this

Agreement or the Ancillary Agreements, or (iii) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. None of such Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee or officer of the Company or any of its Subsidiaries. Each of the Plans is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.

(d)    Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each of the Company and its Subsidiaries has performed all material obligations required to be performed by it and is not in any material respect in default under or in violation of any Plan, nor, to the Knowledge of the Seller, is any other party to any Plan in such material default or violation.

(e)    Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a timely favorable determination letter from the IRS, covering all of the provisions applicable to the Plan for which determination letters are currently available, that the Plan is so qualified. Each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt. To the Knowledge of the Seller, no fact or event has occurred since the date of such determination letter or letters from the IRS that could adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(f)    There has not been any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan. Neither the Company nor any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA, other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such liability.

(g)    All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes. No such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists that would give rise to any such challenge or disallowance. As of the Closing Date, no Plan that is subject to Title IV of ERISA will have an “unfunded benefit liability” within the meaning of Section 4001(a)(18) of ERISA.

(h)    There are no Actions or claims (other than routine claims for benefits) pending or, to the Knowledge of the Seller, threatened, anticipated or expected to be asserted with respect to any Plan or any related trust or other funding medium thereunder or with respect to the Company or any ERISA Affiliate as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.

(i)    No Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the Knowledge of the Seller, the subject of an audit, investigation or examination by any Governmental Authority.

(j)    No “reportable event,” as such term is used in Section 4043 of ERISA, “accumulated funding deficiency,” as such term is used in Section 412 or Section 4971 of the Code or Section 302 of ERISA, or application for or receipt of a waiver from the IRS of any minimum funding requirement under Section 412 of the Code has occurred with respect to any Plan.

(k)    The Company and its ERISA Affiliates do not maintain any Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986. The Company is not subject to any liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

(l)    With respect to each Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan or arrangement has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder, (ii) the document or documents that evidence each such plan or arrangement have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008, and (iii) as to any such plan or arrangement in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005‑1) at any time after October 3, 2004. No Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

(m)    Except as set forth on Schedule 3.11(m) of the Disclosure Schedules, the Company is not obligated to make any payments, including under any Plan, that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code.

Section 3.12    Labor and Employment Matters

(a)Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries. To the Knowledge of the Seller, there are not, and since January 1, 2014, there have not been, any organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries. There is not, and since January 1, 2014, there has not been, any labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of the Seller, threatened against or affecting the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract. There are no pending or, to the

Knowledge of the Seller, threatened union grievances or, to the Knowledge of the Seller, union representation questions involving employees of the Company or any of its Subsidiaries.

(b)Except as set forth on Schedule 3.12(b) of the Disclosure Schedules, each of the Company and each of its Subsidiaries is in compliance in all material respects with, and since January 1, 2014, has complied in all material respects with, all applicable Laws respecting employment, including discrimination or harassment in employment, conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, and classification of employees and independent contractors. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Seller, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(c)The Company and its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and do not have any material liability for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. Except as set forth on Schedule 3.12(c) of the Disclosure Schedules, since January 1, 2014, the Company and its Subsidiaries have paid in full to all their respective employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(d)Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any Order relating to employees or employment practices. None of the Company, its Subsidiaries or, to the Knowledge of the Seller, any of its or their executive officers has received since January 1, 2014 any written notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Seller, no such investigation is in progress.

(e)To the Knowledge of the Seller, no current management-level employee or officer of the Company or any of its Subsidiaries has communicated to the Seller, the Company or any such Subsidiary his or her intent to terminate his or her employment relationship with such entity following the consummation of the transactions contemplated hereby.

Section 3.13 Title to, Sufficiency and Condition of Assets

(a)The Company and its Subsidiaries each has good and valid title to or a valid leasehold interest in, or a valid right to use, all of its assets reflected on the Interim Balance Sheet or acquired in the ordinary course of business since the date of the Interim Balance Sheet (the “Assets”), except (i) as set forth on Schedule 3.13(a) of the Disclosure Schedules, (ii) those assets sold or otherwise disposed of or cancelled since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice, and (iii) the absence of which has not and would not adversely affect in any material respect the Company and its Subsidiaries, taken as a whole.

(b)The Assets, together with any property or services to be provided by the Seller or any Affiliate of the Seller pursuant to the Transition Services Agreement (and any G&A Services described on Schedule 5.6(b) that are not covered by the Transition Services Agreement), constitute in all material respects the assets that the Company and its Subsidiaries have used to conduct their business since December 31, 2016, excluding the assets sold or otherwise disposed of or cancelled since December 31, 2016, in each case in the ordinary course of business consistent with past practice.

(c)Except as set forth on Schedule 3.13(c) of the Disclosure Schedules, none of the Assets is subject to any Encumbrance, other than (i) liens for Taxes not yet past due and for which adequate reserves have been established in accordance with GAAP, (ii) Encumbrances securing rental payments under capital lease arrangements, if any, incurred by the Company or any of its Subsidiaries in the ordinary course of business, (iii) in the case of any leased asset, the rights of any lessor under the applicable lease agreement or any Encumbrance granted by any lessor or any Encumbrance to which the applicable lease is subject, (iv) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, (v) Encumbrances imposed or promulgated by Laws with respect to the use or occupancy of real property and any improvements thereon, including zoning regulations, (vi) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, or other social security programs or to secure the performance of bids, statutory obligations, surety or other performance bonds, leases, Contracts with Governmental Authorities and similar obligations, and (vii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (collectively, “Permitted Encumbrances”).

(d)The Assets constituting tangible personal property (including, without limitation, servers, computers and equipment of the Company and its Subsidiaries) are in all material respects in good operating condition and repair, ordinary wear and tear excepted and subject to repairs or refurbishments or obsolescence in the ordinary course of business.
Section 3.13(a) and Section 3.13(d) do not relate to real property or interests in real property, such items being the subject of Section 3.14.

Section 3.14 Real Property

(a)There exists no Owned Real Property. Schedule 3.14(a) of the Disclosure Schedules sets forth a true and complete list of all Leased Real Property. Each of the Company and each of its Subsidiaries has good and valid leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. No parcel of Leased Real Property is subject to any Order to be sold or is being condemned, expropriated, rezoned, or otherwise taken by any Governmental Authority with or without payment of compensation therefor, nor to the Knowledge of the Seller, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto (collectively, the “Real Property Leases”) constitute a legal, valid and binding obligation of the Company or one of its Subsidiaries and are in full force and effect, except where the failure to be so would not adversely affect in any material respect the Company and its Subsidiaries, and there exists no material default (or event that, with notice or lapse of time or both, would constitute a material default) under any such Real Property Lease by the Company, its Subsidiaries or, to the Knowledge of the Seller, any other party thereto.

(b)Neither the Company nor any of its Subsidiaries is using any Leased Real Property in material violation of the applicable Real Property Lease or any applicable Law. To the Knowledge of the Seller, (i) there are no material latent defects or material adverse physical conditions affecting the Leased Real Property, and (ii) all structures and other buildings on the Leased Real Property are in operable operating condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course.

Section 3.15    Intellectual Property

(a)Schedule 3.15(a) of the Disclosure Schedules sets forth a true and complete list of all Company Registered IP identifying for each item whether it is owned by or exclusively licensed to the Company or any of its Subsidiaries.

(b)Except as set forth on Schedule 3.15(b) of the Disclosure Schedules, no registered Mark identified on Schedule 3.15(a) of the Disclosure Schedules has been since January 1, 2014, or is now involved in, any opposition or cancellation proceeding and, to the Knowledge of the Seller, no such proceeding has been since January 1, 2014, or is now threatened with respect to any of such Marks. No Patent identified on Schedule 3.15(a) of the Disclosure Schedules has been since January 1, 2014, or is now involved in, any interference, reissue or reexamination proceeding and, to the Knowledge of the Seller, no such proceeding has been since January 1, 2014, or is now, threatened with respect to any of such Patents.

(c)Except as set forth on Schedule 3.15(c) of the Disclosure Schedules, the Company or one of its Subsidiaries has good and valid title to, or a valid right to use, free and clear of any and all Encumbrances other than Permitted Encumbrances, all Intellectual Property identified on Schedule 3.15(a) of the Disclosure Schedules and all other material Intellectual Property used in the Company and its Subsidiaries’ business that the Company or any of its Subsidiaries purports to own or hold a license to use, other than Intellectual Property that is made available to the Company or its Subsidiaries under the Transition Services Agreement. Except as set forth on Schedule 3.15(c) of the Disclosure Schedules, during the period from January 1, 2014 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received a written notice or claim challenging the Company’s ownership of any of the Intellectual Property owned (in whole or in part) by the Company or any of its Subsidiaries, nor, to the Knowledge of the Seller, is there a reasonable basis for any claim that the Company or any of its Subsidiaries does not so own any of such Intellectual Property that it otherwise purports to own.

(d)Each of the Company and each of its Subsidiaries has taken commercially reasonable steps to protect its rights in its material Intellectual Property used in the Company and its Subsidiaries’ business and to protect the confidentiality of any information that constitutes its Trade Secret.

(e)All Company Registered IP is valid and subsisting and, to the Knowledge of the Seller, enforceable and, except as set forth on Schedule 3.15(e) of the Disclosure Schedules, during the period from January 1, 2014 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received a written notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications), excluding any such action taken in the ordinary course of business consistent with past practice in respect of Company Registered IP that the Company or any of its Subsidiaries has determined is no longer useful (such as, by way of example and not limitation, a Mark relating solely to a print publication).

(f)Except as set forth on Schedule 3.15(f) of the Disclosure Schedules, (i) the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or its Subsidiaries do not infringe upon, misappropriate, violate or constitute the unauthorized use of any Intellectual Property (other than Patents) of any third party in any material respect, and (ii) the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or its Subsidiaries do not infringe upon, misappropriate, violate or constitute the unauthorized use of any Patents of any third party, except for any such infringement, misappropriation, violation or unauthorized use that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. During the period from January 1, 2014 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received (A) a written notice, claim or indemnification request asserting that any such infringement, misappropriation, violation, or unauthorized use is occurring, or (B) a written request that the Company or any such Subsidiary consider taking a license under any Patents owned by a third party. No Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries is subject to any outstanding Order restricting the use or licensing thereof by the Company or any of its Subsidiaries. To the Knowledge of the Seller, as of the date of this Agreement, except as set forth on Schedule 3.15(f) of the Disclosure Schedules, no third party is misappropriating, infringing or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries that is material to the conduct of the Company and its Subsidiaries’ business, taken as a whole.

(g)Except as set forth on Schedule 3.15(g) of the Disclosure Schedules, the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any agreement under which any material right or license of or under Intellectual Property is granted to or by the Company or any of its Subsidiaries.

(h)No source code of any software owned by the Company or any of its Subsidiaries has been licensed or otherwise provided to a third party other than to consultants and contractors performing work on behalf of the Company or any of its Subsidiaries who are bound by confidentiality obligations with respect to such source code. Except as set forth on Schedule 3.15(h) of the Disclosure Schedules, the Company has not disclosed or delivered to any escrow agent or any other Person any of the source code of any software owned by the Company or any of its Subsidiaries.

(i)Except as set forth on Schedule 3.15(i) of the Disclosure Schedules, (i) the Company and its Subsidiaries have not (A) incorporated Open Source Materials into, or combined Open Source Materials with, any proprietary software of the Company or any of its Subsidiaries, (B) distributed Open Source Materials in conjunction with or for use with any proprietary software of the Company or any of its Subsidiaries, or (C) used Open Source Materials in a manner that obligates the Company or any of its Subsidiaries to publicly disclose, make available, or offer to any third party any portion of the source code of any proprietary software of the Company or any of its Subsidiaries or that otherwise adversely affects the Company’s or any such Subsidiary’s freedom of action with respect to the use or distribution of any proprietary software of the Company or any of its Subsidiaries; (ii) the Company and its Subsidiaries have not used any Open Source Materials in a manner that (x) obligates the Company or any of its Subsidiaries to grant any licenses under any Patents in which it now or hereafter may have an interest (including any use of Open Source Materials that are subject to version 3.1 of the GNU General Public License that results in a grant of a patent license under Section 11.1 thereof) or (y) requires the Company or any of its Subsidiaries to permit third parties to reverse engineer or replace portions of Open Source Materials, as required under the GNU Lesser General Public License; and (iii) all use and distribution of any Open Source Materials by the Company or any of its Subsidiaries is in compliance in all material respects with all licenses applicable thereto, including all copyright notice and attribution requirements.

(j)The proprietary software included in the Company Intellectual Property and, to the Knowledge of the Seller as of the date of this Agreement, the software licensed to the Company or any of its Subsidiaries pursuant to an Inbound License Agreement does not contain (i) any clock, timer, counter or other limiting or disabling code, design, routine or any viruses, Trojan horses or other disabling or disruptive codes or commands that would cause the Intellectual Property or data contained therein to be erased, made inoperable or rendered incapable of performing in accordance with its performance specifications and descriptions, or otherwise limit or restrict the ability of the Company or any of its Subsidiaries to use the Intellectual Property; or (ii) any back doors or other undocumented access mechanism that allows unauthorized access to, and viewing, manipulation, modification or other changes to, the Intellectual Property (clauses (i) and (ii) together, “Disabling Codes and Contaminants”).

(k)The Company’s and its Subsidiaries’ technology systems and infrastructure, including middleware, servers, workstations, routers, and all other information technology software or equipment used by or for the Company and its Subsidiaries in connection with their business (collectively, “Systems”), operate and perform in all material respects in accordance with their documentation and functional specifications. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that their Systems are free from Disabling Codes and Contaminants. During the period from January 1,

2014 to the date of this Agreement, to the Knowledge of the Seller, there have not been any unauthorized intrusions or breaches of the security of any Systems.

(l)No government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of any proprietary Company Intellectual Property in a manner that would entitle any Governmental Authority to any rights or license to such Company Intellectual Property. To the Knowledge of the Seller, no employee of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any proprietary Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center with respect to technology or inventions related to proprietary Company Intellectual Property during a period of time during which such employee was also performing services for the Company or any of its Subsidiaries in a manner that would entitle any Governmental Authority to any rights or license to such Company Intellectual Property.

Section 3.16    Taxes. Except as set forth on Schedule 3.16 of the Disclosure Schedules:

(a)All Tax Returns and reports required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed, and all such Tax Returns are true, complete (and include any required reportable transaction disclosure or information schedule) and correct in all material respects. The Company and its Subsidiaries have been in compliance in all material respects with all applicable Laws pertaining to Taxes.

(b)True, correct and complete copies of all filed Tax Returns relating to Taxes due from or with respect to the Company and its Subsidiaries for taxable years commencing on or after December 31, 2013 have been delivered or made available to representatives of the Buyer.

(c)All Taxes required to be paid (whether or not shown on a Tax Return) by or with respect to the Company and its Subsidiaries have been fully and timely paid and adequate provision has been made in accordance with GAAP in the Financial Statements of the Company for all Taxes of the Company and its Subsidiaries that have accrued but are not yet due or payable as of the dates thereof. All Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by the Financial Statements have been accrued in the ordinary course of business. The provisions for Taxes currently payable in the Financial Statements of the Company are at least equal, as of the date thereof, to all unpaid Taxes of the Company and its Subsidiaries whether or not disputed.

(d)The Company and its Subsidiaries have collected all sales or use taxes required to be collected, and have remitted, or will remit on timely basis, such amounts to the appropriate Taxing Authority, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable sales and use tax statutes and regulations. All Taxes required to be withheld by the Company and its Subsidiaries have been withheld and paid over to the proper Taxing Authority.

(e)No Tax Return relating to Taxes due from or with respect to the Company or its Subsidiaries is currently under examination or audit by any Taxing Authority and no such examination or audit has been threatened in writing. There are no deficiencies for any Taxes assessed against or with respect to the Company or its Subsidiaries that have not been fully paid, reflected on the financial statements of the Company in accordance with GAAP or otherwise satisfied or withdrawn.

(f)No claim has been made in writing by any Taxing Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax by that jurisdiction.

(g)No extensions or waivers of statutes of limitations with respect to any Tax Returns relating to Taxes due from or with respect to the Company or its Subsidiaries have been given or requested.

(h)There are no liens for Taxes, other than liens for current Taxes not yet due and payable, upon the assets of the Company or its Subsidiaries.

(i)Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(j)Neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement, offer in compromise or any other agreement with any Taxing Authority.

(k)Neither the Company nor any of its Subsidiaries is a party to any contract or plan that could entitle an individual to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax.

(l)Neither the Company nor any of its Subsidiaries is or has been a member in the last five years of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than, in each case, the group controlled by the Company). Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person other than such entity (as the case may be) under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by contract or otherwise.

(m)Neither the Company nor any of its Subsidiaries has any “excess loss accounts” or “deferred gains” with respect to any “deferred intercompany transactions” within the meaning of Treasury Regulations Sections 1.1502-19 and 1.1502-13, respectively.

(n)Neither the Company nor any of its Subsidiaries has any net operating loss or net capital loss carryforward for federal income Tax purposes.

(o)Neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.

(p)Neither the Company nor any of its Subsidiaries has agreed to make, nor is required to make, any adjustment under Section 481(a) or Section 263A of the Code or any comparable provision of state, local or foreign Tax Law by reason of a change in accounting method or otherwise. The Company and its Subsidiaries have at all times since January 1, 2010 used the accrual method of accounting for Tax purposes.

(q)Schedule 3.16(q) of the Disclosure Schedules sets forth all non-U.S. jurisdictions in which the Company or any of its Subsidiaries is subject to Tax, is engaged in business or has a permanent establishment. Neither the Company nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8 or transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(r)Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for Tax purposes.

(s)There is no taxable income of the Company or any of its Subsidiaries that pursuant to an election or required under applicable Tax Law is to be reported by the Company or any of its Subsidiaries for a taxable period beginning after the Closing Date which taxable income was realized from or otherwise relates to (and reflects economic income arising from) a transaction outside the ordinary course of business prior to the Closing Date. None of the Parent Group, the Company or any of its Subsidiaries has taken any action that is not in accordance with past practice that could defer a liability for Taxes of the Company or any of its Subsidiaries from any taxable period ending on or before the Closing Date to any taxable period ending after such date. For the avoidance of doubt, this paragraph (s) is not intended to address book-tax disparity issues arising in the ordinary course of business.

(t)All transactions between any of the Company, its Subsidiaries and their respective Affiliates (including the Parent Group) are on arm’s length terms for purposes of the relevant transfer pricing Laws. All related documentation and filings required by such Laws has been prepared or obtained and, if necessary, retained or filed with the applicable Taxing Authority.

(u)Neither the Company nor any of its Subsidiaries has engaged in a transaction that constitutes a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(v)Since January 1, 2010, none of the Parent, Dominion Enterprises Group, LLC, Apartment Book, or the Seller has elected to be treated, or is or was otherwise treated, as a corporation for any U.S. federal, foreign, state or local Tax purpose.

Section 3.17    Environmental Matters

(a)Except as set forth on Schedule 3.17 of the Disclosure Schedules, (i) each of the Company and its Subsidiaries is and has been in compliance in all material respects with all applicable Environmental Laws, and (ii) neither the Company nor any of its Subsidiaries or, to the Knowledge of the Seller, any of their executive officers has received during the period from January 1, 2014 to the date of this Agreement, any written notice, request for information, communication or complaint from a Governmental Authority alleging that the Company or any of its Subsidiaries has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b)Neither the Company nor any of its Subsidiaries has caused a Release of Hazardous Substances, and, to the Knowledge of the Seller, there has not been any Release of Hazardous Substances, at any property currently or formerly owned or leased by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has any liability under Environmental Laws. To the Knowledge of the Seller, there has not been any Release of Hazardous Substances at any property to which the Company or any of its Subsidiaries has sent Hazardous Substances, for which the Company or any of its Subsidiaries has any liability under Environmental Laws.

(c)There is no pending or, to the Knowledge of the Seller, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Seller, threatened Action with respect to the Company or any of its Subsidiaries relating to Hazardous Substances or otherwise under any Environmental Law.

(d)Each of the Company and its Subsidiaries (i) holds all material Environmental Permits, and (ii) is, and since January 1, 2014 has been, in compliance therewith in all material respects.

(e)The Company and its Subsidiaries have provided to the Buyer copies of all Environmental Permits that the Company or any of its Subsidiaries holds and are material to the conduct of the Company and its Subsidiaries’ business and all “Phase I,” “Phase II” or other similar environmental reports that the Company or any of its Subsidiaries has in its possession with respect to all Owned Real Property and all Leased Real Property.

Section 3.18    Material Contracts

(a)Except as set forth on Schedule 3.18(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth on Schedule 3.18(a) of the Disclosure Schedules being “Material Contracts”):

(i)any Contract (or multiple Contracts with the same counterparty, for which payments shall be aggregated for purposes of this clause (i)) (A) for the purchase of goods or services by the Company or any of its Subsidiaries that by its terms requires the Company or any such Subsidiary to make payments in excess of $250,000 in 2017 or in any calendar year thereafter and (B) for the sale of goods or services by the Company or any of its Subsidiaries to any customer listed on Schedule 3.22(a) of the Disclosure Schedules, if in each case such goods or services have not been fully delivered or performed as of the date hereof;

(ii)any Contract by which the Company or any of its Subsidiaries has outstanding Indebtedness in excess of $100,000;

(iii)any Contract pursuant to which the Company or any of its Subsidiaries has made any loan, capital contribution or other investment in, or assumed, guaranteed or agreed to act as surety for, any liability or obligation of any third party, including take-or-pay contracts or keepwell agreements, in excess of $100,000;

(iv)any Contract with any Governmental Authority;

(v)any Contract with any Related Party of the Company or any of its Subsidiaries (other than Contracts between the Company and its Subsidiaries);

(vi)any employment Contract or Contract with an individual consultant, that by its terms (A) obligates the Company or any of its Subsidiaries to make payments of more than $100,000 in 2017 or in any single year thereafter, or (B) is not terminable, or will not expire, in each case without penalty or further payment, within 12 months of the date hereof;

(vii)any Contract that (A) restricts the ability of the Company or any of its Subsidiaries to compete with any Person in any geographic area or any line of business, or (B) restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person;
(viii)any Contract that grants the counterparty or any third party “most favored nation” status or any similar type of best pricing term;

(ix)all Real Property Leases;

(x)any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(xi)any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of any tangible personal property that, by its terms, requires the Company or any of its Subsidiaries to make or receive lease payments in excess of $100,000 in 2017 or any calendar year thereafter;

(xii)any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property (other than sales of inventory to customers of the Company or any Subsidiary), in each case, that, by its terms, requires the Company or any of its Subsidiaries to make or receive payments in excess of $100,000 in 2017 or any calendar year thereafter;

(xiii)any Contract under which the Company or any of its Subsidiaries has material indemnification obligations to any Person with respect to liabilities relating to the Company or any of its Subsidiaries, other than Contracts entered into in the ordinary course of business;

(xiv)any (A) Inbound License Agreement (excluding any Inbound License Agreements for Off-the-Shelf Software), (B) Outbound License Agreement, or (C) Contract that expressly limits the Company’s rights to use, or enforce or register any Company Registered IP, including covenants not to sue and coexistence agreements;

(xv)any joint venture or partnership Contract to which the Company or any of its Subsidiaries is a party, or any merger, asset or stock purchase or divestiture Contract relating to the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries continues to have any material obligations, including any indemnity or “earn-out” obligations;

(xvi)any Contract with any labor union;

(xvii)any hedging, futures, options or other similar derivatives Contract;

(xviii)any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of the Company or any of its Subsidiaries, in each case, (A) under which the Company or any of its Subsidiaries has any material outstanding obligations, and (B) other than any of the Organizational Documents of any of the Seller, the Company, or any of the Company’s Subsidiaries;

(xix)any settlement agreement with respect to any Actions entered into since January 1, 2014;

(xx)any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries and that relates to the Company, any such Subsidiary or any of their respective businesses; and

(xxi)any other Contract (except for any Contract with a customer or supplier identified on Schedule 3.22(a) of the Disclosure Schedules and Schedule 3.22(b) of the Disclosure Schedules), whether or not made in the ordinary course of business that (A) by its terms requires the Company or any of its Subsidiaries to make or receive any payment (1) in excess of $200,000 annually in 2017 or any calendar year thereafter, or (2) in excess of $500,000 over the remaining Contract term, and (B) has a term greater than one year and cannot be cancelled by the Company or any of its Subsidiaries without penalty or further payment and without more than 90 days’ notice.

(b)Except as set forth on Schedule 3.18(b) of the Disclosure Schedules, (i) each Material Contract is legal, valid, and binding on the Company or one of its Subsidiaries thereof, as applicable, and is enforceable against the Company or the applicable Subsidiary and, to the Knowledge of the Seller, each other party thereto, and is in full force and effect, except where the failure to be so would not adversely affect in any material respect the Company and its Subsidiaries, taken as a whole; (ii) neither the Company or any of its Subsidiaries nor, to the Knowledge of the Seller as of the date of this Agreement, any other party thereto is in breach or violation of, and no event has occurred that (with or without notice or lapse of time or both) would constitute a default under, any Material Contract, nor has the Company or any of its Subsidiaries received any claim alleging that there currently exists any such breach, violation or default; and (iii) the Seller has delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.19    Affiliate Interests and Transactions. Except for this Agreement and the Employment Agreements, there are no Contracts by and between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Seller or the Company or any of its Subsidiaries, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company or any of its Subsidiaries (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters), excluding any such Contracts (a) entered into in such Related Party’s capacity as a director or officer or (b) listed on Schedule 3.19 of the Disclosure Schedules.

Section 3.20    Insurance. Schedule 3.20 of the Disclosure Schedules sets forth a true and complete list of all casualty, director and officer liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company or any of its Subsidiaries as of the date of this Agreement, together with the carriers and liability limits for each such policy. All such policies are in full force and effect, all premiums with respect thereto have been paid to the extent due, and the Seller has not received notice of material disputes with respect to coverage of the Company or any of its Subsidiaries under any such policy.

Section 3.21    Privacy and Security

(a)Except as set forth on Schedule 3.21(a) of the Disclosure Schedules, the Company and its Subsidiaries are, and have been since January 1, 2014, in compliance in all material respects with (i) all Laws regarding the collection, storage, use, and disclosure of Personal Data; (ii) the privacy policies and other Contracts (or portions thereof) in effect between the Company or any of its Subsidiaries and end users of any products and services of the foregoing (collectively, the “Privacy Policies”), and (iii) Contracts (or portions thereof) between the Company and its Subsidiaries, on the one hand, and vendors, marketing affiliates, and other business partners, on the other hand, in each case in clauses (ii) and (iii), that are applicable to the Company’s and its Subsidiaries’ use and disclosure of Personal Data (such Privacy Policies and Contracts being hereinafter referred to as “Privacy Agreements”). The Company and its Subsidiaries have delivered or made available to the Buyer accurate and complete copies of all of the Privacy Policies. The Company and its Subsidiaries have taken commercially reasonable steps to ensure that all vendors or other Persons whose relationship with the Company and its Subsidiaries involves the collection, use, disclosure, storage, or processing of Personal Data on behalf of the Company and its Subsidiaries protect such Personal Data in a manner consistent with the Company’s and its Subsidiaries’ obligations in the Privacy Agreements and in compliance with applicable Laws. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement will result in any violation of any Privacy Policies or any Law pertaining to privacy or Personal Data. The Company and its Subsidiaries have in place commercially reasonable safeguards consistent with industry standards to protect the confidentiality, integrity and security of Personal Data in their possession or control from unauthorized access by third parties, including the Company’s and its Subsidiaries’ employees and contractors. Except as set forth on Schedule 3.21(a) of the Disclosure Schedules, to the Knowledge of the Seller, during the period from January 1, 2014 to the date of this Agreement, no Person has made any illegal or unauthorized use of Personal Data that is in the possession or control of the Company or any of its Subsidiaries. As of the date of this Agreement, there is no pending Action, and, to the Knowledge of the Seller, no Person has threatened to commence any Action alleging that any Person has made any illegal or unauthorized use of Personal Data that is in the possession or control of the Company or any of its Subsidiaries.

(b)Except as set forth on Schedule 3.21(b) of the Disclosure Schedules, as of the date of this Agreement, (i) the Company and its Subsidiaries are in compliance in all material respects with all applicable requirements contained in the Payment Card Industry Data Security Standards (“PCI DSS”) relating to “cardholder data” (as such term is defined in the PCI DSS, as amended from time to time) with respect to all such cardholder data that has come into its possession, (ii) neither the Company nor any of its Subsidiaries has received written notice that it is currently in non-compliance with any PCI DSS standards, and (iii) to the Knowledge of the Seller, during the period from January 1, 2014 to the date of this Agreement, the Company and its Subsidiaries have not experienced a security breach involving any such cardholder data.

Section 3.22 Customers and Suppliers

(a)Schedule 3.22(a) of the Disclosure Schedules sets forth a true and complete list of (i) the customers of the Company and its Subsidiaries (identified by numerical rank, but not name) from which the Company or any of its Subsidiaries generated revenues of $175,000 or more during the six months ended June 30, 2017, which list includes as “customers” the property management companies that manage properties or apartment buildings with respect to which the Company and/or its Subsidiaries contract directly with the applicable owner of the property or apartment building for the provision of services by the Company and/or its Subsidiaries, (ii) the amount for which each such customer was invoiced during such period and (iii) the percentage of the consolidated total sales of the Company and its Subsidiaries represented by sales to each such customer during such period. Except as set forth on Schedule 3.22(a) of the Disclosure Schedules, as of the date of this Agreement, the Company has not received any notice that any of the customers listed on Schedule 3.22(a) of the Disclosure Schedules (A) has ceased or substantially reduced, or intends to cease or substantially reduce, its purchases of products or services from the Company or any of its Subsidiaries or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Company or any of its Subsidiaries.

(b)Schedule 3.22(b) of the Disclosure Schedules sets forth a true and complete list of (i) all suppliers and service providers of the Company and its Subsidiaries to which the Company or any of its Subsidiaries ordered products or services with an aggregate purchase price for each such supplier or service provider of $250,000 or more during the 12 months ended June 30, 2017, and (ii) the amount for which each such supplier or service provider invoiced the Company or any of its Subsidiaries during such period. Except as set forth on Schedule 3.22(b) of the Disclosure Schedules, as of the date of this Agreement, to the Knowledge of the Seller, the Seller has not received any notice that there will be any material adverse change in the provision or price of such supplies or services from any supplier or service provider listed on Schedule 3.22(b) of the Disclosure Schedules.

Section 3.23 Brokers. Except for Moelis & Company, the fees and expenses of which will constitute Seller Transaction Expenses and be paid at the Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller or the Company or any of its Subsidiaries.

Section 3.24 Investment Intent

(a)The Seller is acquiring the CoStar Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the CoStar Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

(b)The Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Seller’s purchase of the CoStar Shares and is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

(c)The Seller understands that the CoStar Shares have not been, and will not be, registered under the Securities Act or qualified under any applicable state securities Laws, and that the CoStar Shares may not be resold unless such resale is registered under the Securities Act and qualified under applicable state securities Laws, or an exemption from such registration and qualification is available.

(d)Neither the Seller nor any of its Representatives has either directly or indirectly, including through a broker or finder, (i) engaged in any general solicitation or (ii) published any advertisement in connection with the offer and sale of the CoStar Shares.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties of the Seller expressly set forth in this Article III, neither the Seller, the Company, any Subsidiary of the foregoing, nor any other Person on behalf of the Seller, the Company, any Subsidiary of the foregoing, or any of their respective Affiliates or Representatives, has made or makes any express or implied representation or warranty with respect to the Seller, the Company, any Subsidiary of the foregoing, or any of their assets, properties and businesses, the transactions contemplated by this Agreement or the Ancillary Agreements, or with respect to any other information provided to the Buyer, its Affiliates or Representatives in connection with the transactions contemplated hereby or thereby. Neither the Seller, the Company, any Subsidiary of the foregoing, nor any other Person on behalf of the Seller, the Company, any Subsidiary of the foregoing, or any of their respective Affiliates or Representatives, shall have, or be subject to, any liability or obligation to the Buyer, its Affiliates or Representatives or any other Person resulting from the distribution to the Buyer or the Buyer’s use of, or the use by any of the Buyer’s Affiliates or Representatives of, any information provided to the Buyer, its Affiliates or Representatives in connection with the transactions contemplated hereby, including any information, documents, projections, forecasts or other material made available to the Buyer, its Affiliates or Representatives in certain “data rooms,” confidential information memoranda, descriptive memoranda, or presentations by or discussions with management in expectation of the transactions contemplated by this Agreement, unless and solely to the extent that any such information is expressly and specifically included in a representation or warranty contained in this Article III. THE SELLER HEREBY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer and the Buyer Parent hereby represent and warrant to the Seller as follows:

Section 4.1    Organization. Each of the Buyer and the Buyer Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2    Authority. Each of the Buyer and the Buyer Parent has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer and the Buyer Parent of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer and the Buyer Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer and the Buyer Parent will be a party will have been, duly executed and delivered by the Buyer and the Buyer Parent and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer and the Buyer Parent will be a party will constitute, the legal, valid and binding obligations of the Buyer and the Buyer Parent, enforceable against the Buyer and the Buyer Parent in accordance with their respective terms.

Section 4.3    No Conflict; Required Filings and Consents

(a)The execution, delivery and performance by the Buyer and the Buyer Parent of this Agreement and each of the Ancillary Agreements to which the Buyer and the Buyer Parent will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)conflict with or violate the certificate of incorporation or bylaws of, or any other Organizational Documents of, the Buyer or the Buyer Parent;

(ii)conflict with or violate any Law applicable to the Buyer or the Buyer Parent; or

(iii)result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer or the Buyer Parent is a party;
except, solely with respect to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer or the Buyer Parent to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b)Neither the Buyer nor the Buyer Parent is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer and the Buyer Parent of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act and (ii) such other mandatory authorizations, approvals, orders, permits, consents, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not and would not reasonably be expected to materially impair, or prevent or materially delay, the ability of the Buyer to consummate any of the transactions contemplated by this Agreement or the Ancillary Agreement.

Section 4.4    Financing; Stock Consideration

(a)The Buyer (i) has, and will have at the Closing, sufficient funds on hand to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) has not incurred any obligation, commitment, restriction or liability of any kind that might reasonably be expected to impair or adversely affect its ability to have such funds immediately available as of the Closing Date.

(b)As of July 21, 2017, the authorized capital stock of Buyer Parent consists of (i) 60,000,000 shares of common stock, par value $0.01 per share, of which 32,820,584 shares were issued and outstanding, and (ii) 2,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding.

(c)The Buyer Parent has sufficient authorized, unissued and unreserved shares pursuant to its Organizational Documents to issue all of the CoStar Shares to be issued pursuant to Article II, the issuance of such shares pursuant to Article II has been duly authorized by all necessary corporate action and, when issued and delivered in accordance with the terms of this Agreement, such shares will have been validly issued and will be fully paid and nonassessable and free of restrictions on transfer (other than restrictions under securities Laws applicable to shares issued in a private placement to an unaffiliated purchaser), conform in all material respects to the description of the CoStar Shares in the CoStar SEC Documents and issued in compliance with all applicable Law, the Organizational Documents of the Buyer Parent and any Contract binding on the Buyer Parent applicable thereto, and the issuance thereof is not and will not be subject to any preemptive or other similar right.

(d)The Buyer Parent has (i) filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”), on a timely basis, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Buyer Parent with or to the SEC since January 1, 2016, including all reports that the Buyer Parent was required to file pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and (ii) submitted electronically and posted on its corporate website, on a timely basis, all Interactive Data Files that the Buyer Parent was required to have submitted and posted since January 1, 2016 pursuant to Rule 405 of Regulation S-T (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “CoStar SEC Documents”). No Subsidiary of the Buyer Parent is, or since January 1, 2016, has been, required by applicable regulations promulgated by the SEC to file or furnish with the SEC or otherwise submit or post any form, report, registration statement, or other document.

(e)As of its filing date (and as of the date of any amendment), each CoStar SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations under the foregoing applicable thereto.

(f)As of its filing date (or as of the date of any amendment), no CoStar SEC Document contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of the Buyer Parent, as of the date of this Agreement, none of the CoStar SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the CoStar SEC Documents.

(g)The Buyer Parent is, and since January 1, 2016 has been, in compliance in all material respects with the applicable listing rules and corporate governance rules and regulations of NASDAQ and not subject to any suspension or material limitation in trading in the Buyer Parent’s securities thereon.

(h)Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the CoStar SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented, in all material respects, the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Buyer Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein; provided that the interim financial statements are unaudited and lack footnotes and other presentation items, and are subject to normal year-end audit adjustments as permitted by the applicable rules and regulations of the SEC that are not expected to be material, individually or in the aggregate.

Section 4.5    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 4.6    Investment Intent
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(a)The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act.

(b)The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Buyer’s purchase of the Shares and is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

(c)The Buyer understands that the Shares have not been, and will not be, registered under the Securities Act or qualified under any applicable state securities Laws, and that the Shares may not be resold unless such resale is registered under the Securities Act and qualified under applicable state securities Laws, or an exemption from such registration and qualification is available.

(d)The Buyer understands that no public market now exists for the Shares and that none of the Seller, the Company or any of the Company’s Subsidiaries has made any assurances that a public market will ever exist for the Shares.

(e)Neither the Buyer nor any of its Representatives has either directly or indirectly, including through a broker or finder, (i) engaged in any general solicitation or (ii) published any advertisement in connection with the offer and sale of the Shares.

Section 4.7    Solvency. The Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Buyer, the Seller or the Company. Immediately after the Closing, assuming the accuracy of the Seller’s representations and warranties hereunder, and after giving effect to the transactions contemplated by this Agreement, the Company and its Subsidiaries (a) will be solvent (in both that the fair value of its assets will not be less than the sum of its debts (including contingent and unliquidated liabilities) and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts (including contingent and unliquidated liabilities) as they become absolute and matured), (b) will have adequate and not unreasonably small capital and liquidity with which to engage in its business and (c) will be able to pay all of its debts and obligations as such debts and obligations mature.

Section 4.8    Legal Proceedings.There is no Action pending by or before any Governmental Authority or with any third party or, to the Knowledge of the Buyer Parent, threatened against the Buyer or the Buyer Parent or any of its assets or properties, that challenges the validity or enforceability of this Agreement or the Ancillary Agreements to which either of them is a party or seeks to enjoin or prohibit consummation of the transactions contemplated hereby or thereby or that would otherwise materially impair or delay the Buyer’s ability to consummate the transactions contemplated hereby or thereby. The Buyer is not subject to any Order that would materially impair or delay the Buyer’s ability to consummate the transactions contemplated hereby or thereby.

Section 4.9    No Reliance. The Buyer and the Buyer Parent are experienced and knowledgeable investors with respect to the business of the Company, its Subsidiaries, and the industry in which the foregoing operate. The Buyer, the Buyer Parent and their Representatives have received access to all books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that the Buyer, the Buyer Parent and their Representatives, as of the date hereof, have requested to review, including all information considered by the Buyer and the Buyer Parent to be necessary to make the investment decision to enter into this Agreement and to consummate the transactions contemplated hereby, and the Buyer, the Buyer Parent and their Representatives have had adequate opportunity to meet with the management of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries and all matters relating thereto. The Buyer and the Buyer Parent acknowledge and agree, for themselves, their Affiliates, and their Representatives, that, except for the representations and warranties of the Seller to the Buyer expressly set forth in this Agreement, (a) none of the Seller, the Company, the Company’s Subsidiaries, or any of their respective Affiliates or Representatives makes, or has made, any representations or warranties relating to itself, the Company, the Company’s Subsidiaries, or the Company’s or its Subsidiaries’ business or otherwise in connection with the transactions contemplated by this Agreement, and neither the Buyer nor the Buyer Parent nor any of their Affiliates or Representatives is relying on or entitled to rely on any representation or warranty except that the Buyer is entitled to rely on (and solely on) those expressly set forth in this Agreement, and (b) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other material or information provided or addressed to the Buyer, the Buyer Parent, their Affiliates or any of their respective Representatives are not and shall not be deemed to be or include representations or warranties unless and solely to the extent any such material or information is the subject of any express representation or warranty by the Seller set forth in Article III of this Agreement.

ARTICLE V
COVENANTS

Section 5.1    Conduct of Business Prior to the Closing. Between the date of this Agreement and ending on the earlier of the Closing or the termination of this Agreement, except as (a) the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (b) required by applicable Law, (c) set forth on Schedule 5.1 of the Disclosure Schedules, or (d) otherwise required by or expressly contemplated under this Agreement: (i) the Company shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (A) conduct business only in the ordinary course of business consistent with past practice, (B) keep available the services of the current officers and employees of the Company and its Subsidiaries, (C) preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations, and (D) keep and maintain the tangible personal property Assets in normal operating condition, wear and tear excepted (provided that the Seller shall cause the Apartment Book Restructuring to be effected and, for the avoidance of doubt, shall be permitted to cause the Cash of the Company and its Subsidiaries to be dividended or distributed to the Seller and its Affiliates); and (ii) by way of amplification and not limitation of the foregoing, the Company shall not, and shall cause each of its Subsidiaries to not, do or propose to do, directly or indirectly, any of the following without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed; provided that, for purposes of Section 5.1(n), to the extent that a Tax liability and the settlement or resolution thereof would not have any impact on the Buyer or the Company or any of its Subsidiaries with respect to any Post-Closing Tax Period, then the parties agree the withholding of a consent hereunder would be unreasonable):

(a)amend or otherwise change its Organizational Documents;

(b)issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance (i) any shares of capital stock or other equity or ownership interest of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or equity or ownership interest in the Company or any of its Subsidiaries, or (ii) any properties or assets of the Company or any of its Subsidiaries, other than (A) sales or transfers of inventory in the ordinary course of business consistent with past practice, (B) sales or transfers of tangible properties or assets for consideration of less than $100,000 in the aggregate, or (C) other sales or transfers of other intangible assets in the ordinary course of business consistent with past practice;

(c)declare, set aside, make or pay any non-cash dividend or distribution on or with respect to any of its capital stock or other equity or ownership interest;

(d)reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest, or make any other change with respect to its capital structure;

(e)acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, in each case, for consideration in excess of $100,000, or enter into any joint venture, exclusive dealing, noncompetition or similar contract or arrangement (excluding any such contract or arrangement that is terminable on 90 days’ notice or less without penalty or is terminable in connection with a change of control);

(f)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise materially alter the Company’s or any of its Subsidiaries’ corporate structure, other than a merger of the Company and UAP;

(g)incur any Indebtedness or issue any debt securities, or assume, guarantee or endorse similar obligations of any Person, or make any loans or advances, except in the ordinary course of business consistent with past practice; provided that in no event shall the Company or any of its Subsidiaries incur, assume or guarantee any long-term indebtedness for borrowed money;

(h)amend, waive, modify or consent to the termination of any Material Contract (or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder) other than in the ordinary course of business, or enter into any Contract other than in the ordinary course of business consistent with past practice that would, if entered into prior to the date hereof, be a Material Contract (excluding any such contract or arrangement that is terminable by the Company or any of its Subsidiaries on 120 days’ notice or less without penalty or is terminable in connection with a change of control);

(i)authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $150,000 or capital expenditures that are, in the aggregate, in excess of $300,000 for the Company and its Subsidiaries taken as a whole (excluding any capital expenditure paid in full prior to the Closing);

(j)enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation that by its terms exceeds $100,000 per year in any single case;

(k)except as required under (i) written agreements that existed on the date of this Agreement, (ii) Plans as required by Law or as in effect on the date of this Agreement, (iii) a benefit that the Seller, in its sole discretion, elects to provide (e.g., a supplemental severance benefit), provided that the Seller, not the Company or any of its Subsidiaries, bears the cost thereof either directly, pursuant to the reimbursement obligation under Section 5.13(l) or through the funding of an escrow such as the Stay Bonus Escrow Account, (iv) written agreements for newly hired non-management-level at-will employees or officers entered into in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, past practice with respect to compensation and benefits), or (v) written agreements for newly hired at-will management-level employees or officers who have been hired by the Company or any of its Subsidiaries after the date of this Agreement to replace, at comparable compensation and benefits, a management-level employee or officer who has resigned or been terminated since the date of this Agreement, (1) increase the compensation payable or to become payable or the benefits provided to its officers or employees, except for normal (and consistent with past practice) merit and cost-of-living increases in salaries or wages (including for this purpose the normal compensation review process conducted each year), (2) grant any severance or termination payment to, or pay, loan or advance any amount to, any employee of the Company or any of its Subsidiaries, or (3) establish, adopt, enter into or amend (except as would not impact Affected Employees) any Plan;

(l)enter into any Contract with any Related Party of the Company or any of its Subsidiaries (other than any such Contract that by its terms terminates at the Closing without continuing liability);

(m)make any change in any method of accounting or accounting practice or policy, except as required by GAAP or applicable Law;

(n)make, revoke or modify any Tax election, change any Tax accounting method, settle or compromise any Tax liability, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of state, local or foreign Law), consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, apply for or request any Tax ruling, surrender any right to claim a Tax refund, file any Tax Return (other than on a basis consistent with past practice and pursuant to the terms of this Agreement) or amend any Tax Return;

(o)cancel, compromise, waive or release any material right or claim in excess of $100,000, other than in the ordinary course of business consistent with past practice;

(p)permit the lapse (without comparable replacement) of any existing material policy of insurance relating to the business or assets of the Company and its Subsidiaries;

(q)permit the lapse of or intentionally abandon any material right relating to any Company Registered IP;

(r)accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(s)commence or settle any Action in excess of $100,000; or

(t)make a commitment to do any of the foregoing.
Nothing in this Section 5.1 is intended to give the Buyer, directly or indirectly, the right to control or direct the business or operations of the Company or any of its Subsidiaries before the Closing, and before the Closing, the Seller, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own respective businesses and operations.

Section 5.2    Covenants Regarding Information

(a)Subject to Section 5.7 and the last sentence of this Section 5.2(a), from the date hereof until the earlier of the Closing or the termination of this Agreement, the Seller shall, and shall cause the Company and its Subsidiaries to, afford the Buyer and its Representatives complete access (including for inspection and copying) during normal business hours, and upon reasonable notice, to the Representatives, properties, offices, plants and other facilities, books and records of the Company and its Subsidiaries, and shall provide the Buyer with copies of such financial, operating and other data and information in the possession of the Seller, the Company or any of its Subsidiaries as the Buyer may reasonably request. In exercising its rights hereunder, the Buyer shall conduct itself so as not to interfere in the conduct of the business of the Company or any of its Subsidiaries prior to the Closing and shall comply with all of the safety and security requirements of the Company or its Subsidiaries. The Buyer agrees that access shall be arranged through and supervised by representatives of the Seller (using Guy R. Friddell, III and Colleen R. Pittman as the primary points of contact), unless the Seller otherwise expressly consents with respect to any specific contact. From the date hereof until the earlier of the Closing or the termination of this Agreement, the Buyer shall be permitted to contact any employee, customer, supplier or vendor of the Company or any of its Subsidiaries with respect to post‑Closing business plans if the contact and applicable communication is made (i) in accordance with the protocol set forth on Schedule 5.2(a), including the timing restrictions for any such contact or communications set forth in the protocol, or (ii) with the Seller’s prior written consent.

(b)On the Closing Date, the Seller will deliver or cause to be delivered to the Buyer copies of all agreements, documents, and books and records and all computer disks, records or tapes or any other storage medium on which agreements, documents, books and records, files and other information relating to the business and operations of the Company and its Subsidiaries are stored, in each case, that are in the possession or under the control of the Seller and do not exist in duplicate form already in the possession of the Company or its Subsidiaries (provided that if any such item relates exclusively to the Company or any of its Subsidiaries and the Seller possesses the original, the Seller shall deliver such original). Following the Closing Date, the Seller shall not retain in its possession or under its control, in any form, any agreements, documents, or books and records, or any computer disks, records or tapes or any other storage medium that contains copies of any agreements, documents, books and records, files and other information relating exclusively to the business and operations of the Company and its Subsidiaries (including any personal or other information stored on any media by any employees of the Company or any of its Subsidiaries), including any of the foregoing that is stored on any server or other storage media maintained by a third party on behalf of the Seller (including any “cloud” storage platform); provided, however, the Seller may retain (i) a copy of any such item that the Seller in good faith determines it requires for purposes of complying with applicable Law or a contractual obligation, and (ii) copies that are automatically stored in the ordinary course of business on the Seller’s or its Affiliate’s information technology backup and disaster recovery systems.

(c)Notwithstanding the provisions of Section 5.2(b), the Seller shall not be required to deliver information to the Buyer to the extent disclosure of such information would (i) jeopardize any attorney-client privilege of the Seller or any of its Affiliates (other than the Company and its Subsidiaries), protection under the work product doctrine or other legal privilege of the Seller or any of its Affiliates (other than the Company and its Subsidiaries), (ii) contravene any applicable Laws, fiduciary duty or binding agreement of the Seller or any of its Affiliates (other than the Company and its Subsidiaries) entered into prior to the date hereof, (iii) relate to any consolidated, combined or unitary Tax Return filed by the Seller or any of its Affiliates or any of their respective predecessor entities, or (iv) relate to Transactional Matters.

(d)Each of the Seller and the Buyer hereby acknowledge and agree that: (i) attorneys for the Seller, both in-house and outside counsel (collectively, the “Seller Counsel”) have represented the Seller and the Company and its Subsidiaries in connection with preparing the Company and its Subsidiaries for sale, producing due diligence materials for potential buyers, and negotiating and consummating the transactions contemplated hereby (“Transactional Matters”), (ii) the attorney-client privilege, attorney work product protection, and expectation of client confidence relating to the Seller Counsel’s representation of the Seller or the Company or its Subsidiaries in connection with the Transactional Matters, and all information, documents, and communications, whether written or oral, covered by such privilege or protection, shall at all times belong to and be controlled solely by the Seller (and may be waived solely by the Seller), shall constitute assets of the Seller, and neither the Buyer nor the Company or any of its Subsidiaries shall control such privilege or protection or claim or assert that it has been waived in connection with the Transactional Matters or assert that the Seller Counsel has any duty to reveal any of the information, documents or communications covered by such privilege or protection to the Buyer or the Company or any of its Subsidiaries. Notwithstanding any current or prior representation of the Seller or the Company or its Subsidiaries by the Seller Counsel, the Buyer (A) agrees that it will not at any time assert or cause or permit the Company or its Subsidiaries to assert that the Seller Counsel’s representation of the Seller or the Company and its Subsidiaries is a basis for disqualifying the Seller Counsel from representing the Seller in enforcing its rights or defending its interest in any dispute or litigation, and (B) waives, for itself and, after the Closing, on behalf of the Company or any of its Subsidiaries, any conflict of interest that may arise or be asserted in connection with the Seller Counsel’s representation of the Seller or any of its Affiliates.

(e)For a period of seven years following the Closing Date, upon reasonable written notice, the Buyer shall furnish or cause to be furnished to the Seller and its Representatives access, during normal business hours (provided that (i) such access does not materially interfere with the conduct of the business of the Company and its Subsidiaries and (ii) such access does not include access to materials that are subject to the attorney-client, work product or other privilege or access to any working papers of any independent accountant unless customary confidentiality and hold harmless agreements have been first executed), to the pre‑Closing books and records of the Company and its Subsidiaries as is necessary for financial reporting and accounting matters, the preparation and filing of any Tax Return, the defense of any Tax claim or assessment, or the litigation or defense of any Action.

Section 5.3    Exclusivity. The Seller agrees that between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, the Seller shall not, and shall take all action necessary to ensure that none of the Company, its Subsidiary or any of their respective Affiliates or Representatives shall, directly or indirectly:

(a)solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of the Company or any of its Subsidiaries or assets of the Company or any of its Subsidiaries, other than inventory to be sold in the ordinary course of business consistent with past practice, (ii) to enter into any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries; or

(b)participate in any discussions, conversations, negotiations or other communications regarding, furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do, any of the actions prohibited under Section 5.3(a). The Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the actions prohibited under Section 5.3(a).

The Seller shall notify the Buyer promptly, but in any event within 48 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to the Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. Notwithstanding anything herein to the contrary, the Seller shall not be in breach of this Agreement if in response to an unsolicited proposal, offer, inquiry or other contact the Seller advises the party making such proposal, offer, inquiry or contact that the Seller is not at liberty to participate in any discussions, conversations or other communications regarding the applicable subject matter. The Seller shall not, and shall cause the Company and its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller or the Company or any of its Subsidiaries is a party, without the prior written consent of the Buyer.

Section 5.4    Non-Competition; Non-Solicitation

(a)Beginning at the Closing and for a period of three years following the Closing Date (the “Restricted Period”), the Seller shall not, and shall cause its Covered Affiliates to not, directly or indirectly through any Person or contractual arrangement, own or operate any web portal or any other electronic publication (whether accessed via the Internet or a mobile platform), that aggregates, or provides a searchable database of, apartment rental listings (a “Competitive Business”). Notwithstanding the foregoing, and without in any way expanding the scope of the restriction in the preceding sentence, nothing herein shall prohibit or prevent the Seller or any of its Covered Affiliates from:

(i)passively investing and holding, without board of directors, board of management, or similar board representation, up to 10% of the equity in a Competitive Business;

(ii)exercising its rights or complying with its obligations under this Agreement or any Ancillary Agreement;

(iii)acquiring after the date of this Agreement, and thereafter continuing to own and operate, any entity or business that engages in a Competitive Business as long as (A) the Competitive Business accounts for less than 10% of, and not to exceed $5,000,000 in, consolidated revenues of the after-acquired entity/business for that entity/business’ most recently completed fiscal year before such acquisition and (B) the after‑acquired entity/business’ listings for apartment rentals in any web portal or electronic publication that is a Competitive Business do not exceed, at the time of acquisition or during any quarter thereafter during the Restricted Period, more than 10% of the aggregate classified advertising listings of such after-acquired entity/business, and in no case more than 1,000 listings for apartment communities greater than 50 units, in such portal or publication; or

(iv)directly or indirectly owning or operating any of the Seller Other Businesses; provided, however, in the case of Homes.com, it (A) shall not sell listings for apartment rentals to apartment complex owners or their property managers, and (B) notwithstanding anything to the contrary set forth herein, may publish listings for apartment rentals supplied by third Persons

(and may promote any such third Person as a business partner), but during the first 18 months of the Restricted Period, such third Persons shall be limited to the parties listed on Schedule 5.4(a)(iv); provided further that, for the avoidance of doubt, the restrictions on Homes.com under this Section 5.4(a) shall only apply during the Restricted Period and only for so long as Homes.com is a Covered Affiliate.

(b)During the Restricted Period, the Seller shall not, and shall cause its Covered Affiliates to not, directly or indirectly, solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Company Group Employee; provided that the foregoing shall not prohibit the Seller or any of its Affiliates from soliciting, recruiting or hiring any Company Group Employee who was terminated without cause by the Company, the Buyer or any of their respective Affiliates or who at the time of such solicitation, recruitment or hiring has not been employed by the Company, the Buyer or any of their respective Affiliates for at least six months; provided further that in the case of Homes.com or any Competitive Business operated pursuant to an exception under Section 5.4(a), it (so long as it is a Covered Affiliate) shall not during the Restricted Period solicit, recruit or hire any person (i) who was a Company Group Employee within the 12 months prior to the date of this Agreement, or (ii) who at any time on or after the date of this Agreement is a Company Group Employee, excluding in each case (A) any Company Group Employee whose employment has been terminated without cause, (B) any Company Group Employee who has not been employed by the Company, the Buyer or any of their respective Affiliates for at least 12 months, and (C) any other Company Group Employee for whom the Buyer grants its prior written consent; provided that a party shall not breach the nonsolicitation covenant in this Section 5.4(b) as a result of a general solicitation to the public or general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees (but, for the avoidance of doubt, this proviso relating to the nonsolicitation covenant shall not permit the hiring of a Company Group Employee who received such general solicitation in any circumstance in which such hiring is prohibited).

(c)The Seller acknowledges that the covenants of the Seller set forth in this Section 5.4 are an essential element of this Agreement and that any breach by the Seller of any provision of this Section 5.4 will result in irreparable injury to the Buyer. The Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, the Buyer shall be entitled to seek equitable relief, including injunctive relief, as well as such other damages as may be appropriate. The Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.4 are reasonable and proper to protect the legitimate interest of the Buyer.

(d)If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.4 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.4 because taken together they are more extensive than necessary to assure to the Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

Section 5.5    Notification of Certain Matters. Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, the Seller and the Buyer shall give prompt written notice to each other of any Action pending or, to the Knowledge of the Buyer Parent or the Knowledge of the Seller, respectively, threatened against such party relating to the transactions contemplated by this Agreement. In the event HSR Clearance has not been obtained 90 days following the date of this Agreement, between such 90th day following the date of this Agreement and the earlier of the Closing or the termination of this Agreement, the Seller and the Buyer shall give prompt written notice to each other of the occurrence of any change, condition or event that has resulted in or would reasonably be expected to result in the failure of any condition in Article VII in favor of the other party to be satisfied.

Section 5.6    Intercompany Accounts; Intercompany Contracts; G&A Services

(a)All intercompany receivables, payables and loans, if any, between the Seller or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand, that have arisen prior to the Closing and have been reflected in the accounting records of the relevant parties (other than receivables and payables otherwise specifically provided for under this Agreement or any Ancillary Agreement) shall be settled before the Effective Time, by means of cash payments, a distribution, capital contribution, a combination of the foregoing or otherwise settled or eliminated (including by cancellation of Indebtedness by the relevant obligee), as determined by the Seller or its applicable Affiliate prior to the Closing. Each applicable party shall execute such documentation as may reasonably be required in connection with the foregoing; provided that, some or all of it may be implemented through book entries. On the last Business Day prior to the Closing, the Seller shall use commercially reasonable efforts to sweep all Cash, Cash Equivalents and marketable securities from the accounts of the Company and its Subsidiaries.

(b)The Buyer acknowledges that the Company and its Subsidiaries currently receive from the Seller and its Affiliates the administrative and corporate services and the benefits described on Schedule 5.6(b) of the Disclosure Schedules (the “G&A Services”). The Seller and the Buyer acknowledge and agree that, except as expressly provided in this Agreement and the Ancillary Agreements (in each case, if at all), the G&A Services shall cease at the Closing, and all agreements and arrangements (whether or not in writing) in respect thereof shall terminate as of the Closing Date, with no further obligation or liability of any party thereunder.

Section 5.7    Confidentiality

(a)The Buyer shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the Seller or the Company or its Subsidiaries in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated May 13, 2015, as amended, between Landmark Media and the Buyer Parent (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.7(a) shall terminate, except for the Buyer Parent’s obligations relating to the confidential information of Landmark Media and its Affiliates (other than, for the avoidance of doubt, the Company and its Subsidiaries), which obligations shall continue in full force and effect in accordance with the Confidentiality Agreement. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)For a period of five years following the Closing Date, the Seller shall not, and the Seller shall cause its Affiliates and the respective Representatives of the Seller and its Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Seller or its Affiliates may furnish such portion (and only such portion) of the Confidential Information as the Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with or in violation of such request, it notifies the Buyer of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; and (iii) it exercises, at the Buyer’s sole cost and expense, its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Company or its Subsidiaries other than (A) data or information that is or becomes available to the public other than as a result of a breach of this Section 5.7(b) and (B) data and information that the Seller or any of its Affiliates receive after the Closing on a non-confidential basis from a third party that was not, to the Seller’s knowledge, legally or contractually restricted from disclosing such data or information to the Seller or its Affiliates without any obligation of confidentiality.

Section 5.8    Consents and Filings; Further Assurances. During the period beginning on the date of this Agreement and ending on the earlier of the Closing or the termination of this Agreement:

(a)Each of the Seller and the Buyer shall use all of its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under applicable Law (or otherwise) to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement, (ii) promptly make all necessary filings (including an appropriate filing of a Notification and Report Form pursuant to the HSR Act no later than three Business Days after the date of this Agreement), and thereafter promptly make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law, (iii) defend any Action, whether judicial or administrative, and whether brought by a Governmental Authority or a private party, challenging this Agreement or the performance of the obligations hereunder or that would delay or prevent the consummation of the transactions contemplated by this Agreement, and (iv) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party shall permit the other reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby, and neither party shall settle or compromise any such claim, suit or cause of action without the other’s written consent.

(b)Prior to the Closing, the Seller shall, or shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to solicit and obtain such third-party consents and estoppel certificates as the Buyer may in its reasonable discretion deem necessary in connection with the transactions contemplated by this Agreement; provided, however, that, notwithstanding anything to the contrary set forth in this Agreement, the parties acknowledge and agree that the Buyer’s obligation to consummate the transactions contemplated by this Agreement (including effecting the Closing) is not conditioned upon the receipt of any consent or estoppel certificate, or the consummation of any other action, in respect of any such consent or estoppel certificate. The Buyer shall cooperate with and assist the Seller in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement that the Buyer in its sole discretion may deem adverse to the interests of the Buyer or the Company or its Subsidiaries. The Seller shall provide the Buyer with copies of any consents or estoppel certificates obtained pursuant to this Section 5.8(b).

(c)The Seller and the Buyer shall each keep the other informed of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices, documents, or orders or summaries of other communications received by the Seller, the Company or any of its Subsidiaries, or the Buyer or any of their respective Affiliates or Representatives, as the case may be, from any Governmental Authority with respect to the transactions contemplated hereby as promptly as practicable, but in no event later than within two Business Days after receipt thereof. Without limiting the generality of the foregoing, the Seller and the Buyer shall also provide one another with advance notice of any proposed discussions or meetings with any Governmental Authority in connection with permitting the consummation of the transactions contemplated hereby, shall provide one another with an opportunity to attend and participate in such meetings, and shall provide each other with reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications (including any analyses, presentations, memoranda, white papers, briefs, arguments, opinions and proposals) with any Governmental Authority.

(d)From time to time after the Closing, and for no further consideration, each of the parties shall, and shall cause its Subsidiaries to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be reasonably requested by the other party for purposes of carrying out the intent and purposes of this Agreement. The Buyer shall not, and shall not permit its Subsidiaries to, take any action or enter into any transaction that might reasonably be expected to impair, delay or prevent HSR Clearance.

(e)Notwithstanding anything herein to the contrary, the Buyer shall not be required by this Section 5.8 to take or agree to take any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any material assets of the Buyer, the Company, any of the Company’s Subsidiaries or any of their respective Affiliates, (ii) limit in any material respect the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Company and its Subsidiaries or any of their assets or businesses or any of the Buyer’s or its Affiliates’ other assets or businesses, or (iii) limit in any material respect the Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Shares.

Section 5.9    Termination of Indebtedness. The Seller shall negotiate Debt Payoff Letters for all Payoff Indebtedness. The Seller shall, and shall cause the Company and its Subsidiaries to, deliver all notices and take all other actions reasonably requested by the Buyer to facilitate the termination of all Contracts relating to Payoff Indebtedness, the termination of the commitments provided thereunder, the repayment in full of all obligations then outstanding thereunder (using funds provided by the Buyer) and the release of all Encumbrances in connection therewith on the Closing Date; provided, however, that in no event shall this Section 5.9 require any of the Seller or the Company or any of its Subsidiaries to cause the termination of any Contracts relating to Payoff Indebtedness other than as part of the Closing.

Section 5.10    Public Announcements. The Seller and the Buyer shall consult with each other, and provide the other party the opportunity to review, comment upon and approve, which approval shall not be unreasonably withheld, conditioned or delayed, before issuing any press release or other public statement with respect to the transactions contemplated hereby (other than a release or statement that conveys information that, in all material respects, is consistent with information from a release or statement that was previously approved), and shall not issue any such press release or make any such public statement prior to receiving such approval from such other party, except as may be required by applicable Law or the rules and regulations of any stock exchange upon which the securities of the disclosing party are listed.

Section 5.11    Financial Books and Records Access. Between the 10th day after the date hereof and the earlier of the Closing or the termination of this Agreement, upon reasonable notice and at the Buyer’s expense, the Seller shall afford the Buyer and its auditors reasonable access to the books and records and financial and operational data of the Company and its Subsidiaries relating to the period prior to the Closing, in order to permit the Buyer to prepare to conduct a financial audit of the Company and its Subsidiaries in compliance with Regulation S-X under the Securities Act, as and when needed to satisfy the Buyer’s reporting obligations on Form 8-K of the SEC (or any amendments thereto) in connection with the transactions contemplated hereby, including audited, interim and pro forma statements as may be required in accordance with Regulation S-X.

Section 5.12    RWI Policy. Prior to the Closing, the Seller shall reasonably cooperate and shall cause the Company and its Subsidiaries to reasonably cooperate with the Buyer in connection with the Buyer obtaining representations and warranties insurance coverage with respect to this Agreement (the “RWI Policy”).

Section 5.13    Employment Matters
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(a)During the six-month period commencing on the Closing Date, the Buyer shall cause the Company and its Subsidiaries to (i) continue to maintain and administer without amendment (except as may be required under applicable Law) (x) solely in the case of (A) Affected Employees employed by the Company, UAP or Apartment Book as of the date hereof or (B) Affected Employees hired by the Company or its Subsidiaries after the date hereof to replace, at comparable (or less) compensation and benefits, an employee who has resigned or been terminated since the date of this Agreement (each such Affected Employee described in this clause (B), a “Replacement Employee”), the Severance Plan in the form attached hereto on Schedule 5.13(a) and (y) any Enhanced Severance Agreement adopted in accordance with Section 5.13(l), and (ii) pay all benefits due under the Severance Plan in connection with any termination effected by the Company or any of its Subsidiaries after the Closing and, subject to Section 5.13(l), pay all benefits due under any Enhanced Severance Agreement in connection with any termination effected by the Company or any of its Subsidiaries after the Closing. The Buyer expressly agrees that the “base pay” (as defined in the Severance Plan) used for calculating severance pay will not reflect any reduction in base pay effected after the Closing.

(b)During the six-month period commencing on the Closing Date, the Buyer shall cause the Company and its Subsidiaries to administer without amendment (except as may be required under applicable Law) the Stay Bonus Agreements substantially in the form attached hereto as Schedule 5.13(b) (as they may be amended in accordance with Section 5.13(l)) and pay all amounts due thereunder. At the Closing, to provide a source of funds for the payments that the Company or any of its Subsidiaries may be required to make under the Stay Bonus Agreements, the Buyer shall deliver to the Escrow Agent the Stay Bonus Escrow Amount, which shall be held by the Escrow Agent in an escrow account (the “Stay Bonus Escrow Account”) and distributed in accordance with the terms of the Stay Bonus Escrow Agreement. Immediately before the Closing, the Stay Bonus Escrow Amount shall be adjusted up or down, as applicable, to account for (i) additional amounts payable under the Stay Bonus Agreements entered into between the date hereof and the Closing, (ii) amounts that cease to be payable under the Stay Bonus Agreements as a result of any employee who, as of the Closing, has ceased to be eligible to receive a stay bonus under his or her Stay Bonus Agreement, and (iii) the employer’s portion of any employment or social security Taxes that are payable in connection with the agreements described in clause (i) above or that cease to be payable as a result of the event described in clause (ii) above. If after the Closing any Affected Employee becomes entitled to receive his or her stay bonus pursuant to the terms of his or her Stay Bonus Agreement (as in effect as of the Closing), the Buyer shall cause the Company or its applicable Subsidiary to pay the bonus as and when due (subject to applicable withholding). In that connection, the Buyer shall cause the Company or its applicable Subsidiary to follow the procedures set forth in the Stay Bonus Escrow Agreement to receive a disbursement from the Stay Bonus Escrow Account equal to the applicable bonus amount. The Buyer expressly acknowledges and agrees that (A) under the terms of the Stay Bonus Escrow Agreement, the Seller is entitled to all interest on amounts in the Stay Bonus Escrow Account plus any excess funds in the Stay Bonus Escrow Account (including funds related to any Affected Employee who does not qualify under his or her Stay Bonus Agreement to receive his or her bonus amount), (B) if under the terms of any Stay Bonus Agreement, any Affected Employee returns or repays to the Company or its Subsidiaries any bonus amount, the Buyer shall cause such amount to be promptly turned over to the Seller, and (C) any excess funds that remain in the Stay Bonus Escrow Account after the Company and its Subsidiaries process all stay bonuses due to Affected Employees shall be released to the Seller under the terms of the Stay Bonus Escrow Agreement. (The Severance Plan, any Enhanced Severance Agreements, and the Stay Bonus Agreements are referred to herein collectively as the “Continuing Plans.”)

(c)During the six-month period commencing on the Closing Date, if, in the Buyer’s discretion, the Company or any of its Subsidiaries continues to employ any Person who on the Closing Date was employed (including any employee not actively at work due to injury, illness, vacation, military duty, disability or other leave of absence) by the Company or any of its Subsidiaries (each, an “Affected Employee”), the Buyer shall cause the Company and its Subsidiaries to provide to each such Person (i) a base salary no less than that provided immediately prior to the Closing Date and (ii) employee benefits (including benefits to spouses and other beneficiaries of the Affected Employees) that, in the aggregate, are substantially comparable to either the compensation and benefits provided to such Affected Employee immediately prior to the Closing Date or those provided by the Buyer to its similarly situated employees from time to time. The Buyer also shall cause the Company and its Subsidiaries to pay any amount under any compensation, bonus, incentive or other benefit arrangement that, as of Closing, is accrued as a liability on the books and records of the Company or any of its Subsidiaries and reflected in the Final Closing Statement. (For the avoidance of doubt, during the applicable Service Period (as defined in the Transition Services Agreement), certain of the obligations under this Section 5.13(c) may be fulfilled by the Buyer (or the Company or its Subsidiaries) having the Seller and its Affiliates provide the applicable services set forth in the Transition Services Agreement.) The employee benefit plans maintained or required to be maintained by the Buyer or its Affiliates (including, as applicable, the Company and its Subsidiaries) to provide benefits to any Affected Employee after the Closing, including the Continuing Plans, are referred to herein collectively as the “Post-Closing Plans”).

(d)The parties acknowledge and agree that the Plans that are not Post-Closing Plans shall be, as of the Closing Date, sponsored or maintained by the Seller or one of its Affiliates (other than the Company and its Subsidiaries), as the case may be, and that as of the Closing Date, except as otherwise provided pursuant to the Transition Services Agreement, coverage of the Affected Employees under the Plans that are not Post-Closing Plans shall terminate.

(e)In addition to the benefits otherwise required under this Section 5.13, from and after the Closing, the Buyer shall consider in good faith providing the Affected Employees with any other employee benefit plans and fringe benefits that the Buyer or its Affiliates offer to similarly situated employees of the Buyer or its Affiliates. For purposes of eligibility and vesting under the Post-Closing Plans, and for purposes of accrual of vacation and other paid time off and severance benefits under the Post-Closing Plans, each Affected Employee shall be credited with his or her years of service with the Company or its Subsidiaries before the Closing or the HR Transition End Date, to the same extent as such Affected Employee was entitled, before the Closing or the HR Transition End Date, to credit for such service under any similar Plan. In addition, and without limiting the generality of the foregoing, following the HR Transition End Date: (i) each Affected Employee shall be eligible to participate immediately, without any waiting time, in any and all Post-Closing Plans to the extent coverage under such Post-Closing Plan replaces coverage under a comparable Plan in which such Affected Employee participated before the replacement; and (ii) for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical, vision, disability and/or death benefits to any Affected Employee, the Buyer shall use commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such employee and his or her covered dependents, and, subject to the Seller timely providing the necessary information to the Buyer or its Service Provider, the Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents under a Plan during the portion of the plan year ending on the first day of the month prior to the month in which Closing occurs to be taken into account under such Post-Closing Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year, as if such amounts had been paid in accordance with such Post-Closing Plan.

(f)As of the Closing Date, those Affected Employees participating in the 401(k) Plan described on Schedule 3.11(a) of the Disclosure Schedules (“Parent 401(k) Plan”) shall be considered terminated participants. Prior to the Closing Date, the Seller shall take all actions reasonably necessary to fully vest Affected Employees in their benefits under the Parent 401(k) Plan. The Seller shall contribute and allocate all amounts of employee and employer contributions in respect of Affected Employees to the Parent 401(k) Plan with respect to the pre‑Closing period and, promptly following the Closing, the Seller shall advise the applicable Affected Employees of their right to elect to receive a distribution or to rollover their entire individual account balances from the Parent 401(k) Plan. To the extent permitted by Law, an Affected Employee’s entire account balance distributed from the Parent 401(k) Plan may be rolled into the Buyer’s or its Affiliate’s tax-qualified defined contribution plan (a “Buyer 401(k) Plan”). The Buyer shall allow or cause to be allowed any such Affected Employees’ outstanding non‑delinquent Parent 401(k) Plan loan to be rolled into a Buyer 401(k) Plan. The distribution and rollover described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party by applicable Law in connection therewith. The Buyer shall cause any Buyer 401(k) Plan to credit Affected Employees with service credit for eligibility and vesting purposes for service recognized for the equivalent purposes under the Parent 401(k) Plan. Neither the Buyer nor the Company (nor any of its Subsidiaries) shall have any liability under or with respect to the Parent 401(k) Plan.

(g)On the Closing Date, except to the extent otherwise provided in the Transition Services Agreement, each of the Company and its Subsidiaries shall cease to be a participating company in any and all fringe, health and welfare benefit plans, programs and policies (including health care reimbursement plans and dependent care reimbursement plans) sponsored by the Seller or its Affiliates that provide benefits to current and former employees of the Company or any of its Subsidiaries and their dependents and beneficiaries, or any successor plans, programs or policies thereto, as any such plan, program or policy may be amended and in effect immediately prior to the Closing Date (the “Parent Health and Welfare Plans”). The liabilities and obligations under the Parent Health and Welfare Plans, including all liabilities that pertain to the current and former employees of the Company and its Subsidiaries and their dependents and beneficiaries (including claims that as of the Closing Date have been incurred but not reported or paid), shall at all times remain liabilities of Seller, and Buyer and its Affiliates (including the Company and its Subsidiaries) shall not have any liability in respect thereof; provided, however, (i) the Company and its Subsidiaries shall remain obligated to discharge their obligations under the Continuing Plans (and, in accordance with the terms set forth above, the Buyer shall cause the Company and its Subsidiaries to discharge those obligations), and (ii) nothing herein shall be deemed or construed to limit the obligations of the Buyer (and the Company and its Subsidiaries) under the terms of the Transition Service Agreement.

(h)The Buyer shall be responsible for providing pursuant to group health plans maintained by the Buyer or its Affiliates (including, as applicable, the Company) any and all legally mandated continuation coverage of group health benefits under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law for the current and former employees of the Company or any of its Subsidiaries and their qualified beneficiaries who have a loss of health care coverage under any Post-Closing Plan that is or was a group health benefit plan due to a qualifying event occurring after the Closing Date. Notwithstanding anything to the contrary set forth in this Agreement, during an applicable transition period agreed upon by the parties, the Buyer and its Affiliates may satisfy their respective obligations under this Section 5.13(h) by having the Seller and its Affiliates provide the applicable services set forth in the Transition Services Agreement. The Seller shall be responsible for providing such legally mandated coverage for current and former employees of the Company or any of its Subsidiaries and their qualified beneficiaries whose qualifying event occurs upon or prior to the Closing.

(i)On the Closing Date, the Company and its Subsidiaries shall cease to be named as insureds under any plan, program or policy sponsored by the Seller or its Affiliates that provides U.S.-based workers’ compensation coverage to current and former employees of the Company or any of its Subsidiaries (the “Parent Workers’ Compensation Policy”) and the Buyer shall cause the Company and its Subsidiaries to have coverage in respect of post‑Closing Date occurrences. None of the Buyer or its Affiliates (including the Company and its Subsidiaries) shall have any liability under the Parent Workers’ Compensation Policy.

(j)As of the Closing Date, Affected Employees who immediately prior to Closing are participants (“Company FSA Participants”) in the Dependent Care Reimbursement Plan and/or the Health Care Reimbursement Plan under the cafeteria plan qualified under Code Section 125 sponsored by the Seller or its Affiliates, or any successor plan(s) thereto, as either may be amended and in effect immediately prior to the Closing Date (the “Parent FSAs”), shall be eligible to participate in a cafeteria plan qualified under Code Section 125, and a health care reimbursement flexible spending account plan qualified under Code Section 105(b) and a dependent care reimbursement flexible spending account plan qualified under Code Section 129 that are maintained by the Buyer or its Affiliates (including, to the extent applicable, the Company or any of its Subsidiaries) (the “Buyer FSAs”); provided that the Buyer’s obligations under this Section 5.13(j) shall be subject to the Company’s applicable third-party administrator for the Parent FSAs continuing to administer such Buyer FSAs for the 2017 plan year and through any applicable run-out period. The Buyer FSAs shall provide Company FSA Participants with the same level of coverage provided under the Parent FSAs and will treat Company FSA Participants as if their participation had been continuous from the beginning of the plan year in which the Closing Date occurs. The elections made by Company FSA Participants for such plan year shall be taken into account for the remainder of the plan year as if made under the Buyer FSAs. The Buyer shall forward directly to Parent, which will then forward to the Parent FSA administrator, all previously elected pre-tax FSA contributions the Buyer collects from Affected Employees for the 2017 plan year. The Parent FSA shall be amended to remove each of the Company and its Subsidiaries as a participating employer effective on and after the earlier of the Closing or January 1, 2018, and the employees of the Company and its Subsidiaries will not be offered participation in the Parent FSAs for the 2018 Plan Year.

(k)Without limiting the generality of Section 10.7 hereof, the provisions of this Section 5.13 are not intended to, and shall not, confer upon any Affected Employee or former employee of the Company or its Subsidiaries any rights or remedies; provided that nothing contained in this sentence shall affect any vested rights or remedies of any Affected Employee or any such former employee under the terms of the Plan.

(l)(i)    Subject to Section 5.13(l)(ii) below, before Closing, the Company or its Subsidiaries may (A) enter into one or more agreements to provide certain Affected Employees with benefits in connection with any termination effected by the Company or any of its Subsidiaries after the Closing that supplement any benefits that would otherwise be due to the Affected Employee under the Severance Plan upon such termination (each, an “Enhanced Severance Agreement”), (B) enter into additional Stay Bonus Agreements, and/or (C) amend certain existing Stay Bonus Agreements, including by increasing the amount of the stay bonus that may become payable to the applicable employee thereunder.

(ii) The Seller or the Company shall provide the Buyer with a copy of each Enhanced Severance Agreement and each additional or amended Stay Bonus Agreement, as applicable, within a reasonable period of time after it is entered into, but in no event later than five Business Days before Closing (or, if any such arrangement has been entered into before the execution and delivery of this Agreement, a copy thereof shall be provided to Buyer before the execution and delivery of this Agreement). After Closing, within five Business Days after the Seller receives evidence of payment thereof by any of the Buyer, the Company or any of its Subsidiaries, the Seller shall reimburse the Buyer for any amount that the Company or any of its Subsidiaries is required to pay to (x) an Affected Employee under the terms of any Enhanced Severance Agreement and (y) an Affected Employee hired by the Company or any of its Subsidiaries after the date hereof, but before Closing (other than any Replacement Employee) under the terms of the Severance Plan.

(m)The Seller and the Company shall use commercially reasonable efforts to obtain shareholder approval, before the Effective Time and in accordance with the requirements of Code Section 280G(b)(5)(B) and Q/A-7 of United States Treasury Regulations Section 1.280G-1, of any payment of compensation to any employee, officer, or director of the Company or any of its Subsidiaries that, upon a reasonable application of the facts and the law, would result in there being an excess parachute payment under Code Section 280G and that would be subject to an excise tax under Code Section 4999 absent the shareholder approval. The Seller shall provide copies of all calculations, materials and agreements prepared in connection with any such shareholder vote to the Buyer at least five Business Days in advance of the distribution thereof for the Buyer’s reasonable review and comment.

Section 5.14     Compliance with WARN Act and Similar Statutes. To the extent that such action would result in any liability to the Seller, the Buyer shall not, and shall cause the Company and its Subsidiaries to not, on the Closing Date or at any time within 90 days after the Closing Date, effectuate (a) a “plant closing” (defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or its Subsidiaries, or (b) a “mass layoff” (defined in the WARN Act) affecting any site of employment or facility of the Company or its Subsidiaries; or, in the case of clauses (a) and (b), any similar action under any other Law requiring notice to employees or any Governmental Authority upon a plant closing or layoff. The Buyer shall be responsible for notices or payments due to any employees, and all notices, payments, fines or assessments due to any Governmental Authority, under any applicable Law (including the WARN Act) with respect to the employment, discharge or layoff of any employees by the Buyer, the Company or its Subsidiaries on or after the Closing.

Section 5.15    Removal from Seller Insurance Program. As of the Effective Time, the Company and its Subsidiaries shall be removed as named insureds under the insurance policies and self-insurance programs of the Seller or its Affiliates, including the policies and programs described on Schedule 3.20 of the Disclosure Schedules.

Section 5.16    SEC Reports. For six months following the Closing, Buyer Parent shall as required by Rule 144(c)(1) (i) file all required reports under Section 13 of the Exchange Act and (ii) submit electronically and post on its corporate website each Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T.

Section 5.17     Delivery of Audited Financial Statements. The Seller has caused the Company to retain KPMG, LLP to produce, and shall use commercially reasonable efforts to cause such auditors to proceed expeditiously to produce, audited consolidated financial statements of the Company and its Subsidiaries for the year ended December 31, 2016. Notwithstanding anything herein to the contrary, however, (a) the obligations of the Buyer and the Buyer Parent to consummate the transactions contemplated by this Agreement (including effecting the Closing) are not conditioned upon the production of, or results of or information contained in, any of the foregoing audited consolidated financial statements described in this Section 5.17, and (b) none of the foregoing audited consolidated financial statements described in this Section 5.17 shall be required to comply with Regulation S-X under the Securities Act.

Section 5.18    Replacement Product

(a)As of the date of this Agreement, UAP is a party to an agreement with a third-party vendor (the “Product Agreement”) under which UAP and its current and prospective customers are permitted, upon the terms and conditions set forth in the Product Agreement, to access and use a product that provides the user with tools and reports to compare rents and other data and attributes among rental real estate properties (the “3P Product”). The Buyer markets and offers for sale to its current and prospective customers a license to a product that is substantially similar to the 3P Product in function and specifications (the “Buyer Product”).

(b)If, at any time on or after the date of this Agreement and before the Closing Date, any of UAP or its current or prospective customers are no longer able to access and use the 3P

Product due to a purported termination or cancellation by the third-party vendor without valid cause (a “Product Loss”), then the Buyer shall, within five Business Days after receiving notice of such Product Loss from the Seller, provide a license to UAP, and make available for use and access by UAP’s account executives, the Buyer Product for purpose of providing reports to UAP’s current and prospective customers upon terms and conditions that are substantially similar to those for the 3P Product under the Product Agreement (the “Replacement License”).

(c)With respect to any Replacement License, (i) UAP shall not be obligated to pay or otherwise provide the Buyer with any consideration for the Replacement License other than any consideration provided by UAP under the Product Agreement, and (ii) the term of such Replacement License shall continue and not expire any earlier than (x) the Closing Date or (y) the date that is 30 days following valid termination of this Agreement pursuant to Article IX.

Section 5.19    Link Maintenance. Seller shall cause the Virginian-Pilot Media Companies, LLC (“VPMC”) to maintain its existing hypertext links to ForRent.com until the earlier of (a) the date that VPMC ceases to be a Covered Affiliate, or (b) the 18-month anniversary of the Closing.

ARTICLE VI
TAX MATTERS

Section 6.1    Tax Indemnity by Landmark Media and the Seller. Subject to Section 6.3(d), the Seller shall pay or cause to be paid, and Landmark Media and the Seller shall jointly and severally indemnify the Buyer and its Affiliates (including the Company and its Subsidiaries after the Closing Date) (each a “Buyer Tax Indemnitee”) and hold each Buyer Tax Indemnitee harmless from and against any and all (a) Taxes of Landmark Media, the Parent, Dominion Enterprises Group, LLC and the Seller and any beneficial owner thereof, (b) Taxes of and in respect of the Company, the Parent Group and any Subsidiary thereof (including, for the avoidance of doubt, Apartment Book) for taxable periods ending on or before the Closing Date or allocable to the portion of a Straddle Period ending on the Closing Date (including any Taxes arising from or attributable to the Restructuring), whether or not resulting from, attributable to or with respect to a breach of the representations contained in Section 3.16 to the extent such Taxes exceed the Tax accruals used for purposes of determining the Closing Net Working Capital, (c) Taxes of or attributable to Dealer Specialties, Inc., Autobase, Inc., LME Dominion Holdings, Inc., Dealer Specialties International, Inc., Parenting, LLC and BBDD, Inc., (d) any and all Taxes attributable to a Post-Closing Tax Period arising out of or from a breach of the representations contained in Section 3.16(s) or Section 3.16(u), (e) any Taxes under United States Treasury Regulations Section 1.1502-6 (or under any similar provision of foreign, state, local or other Law) with respect to a consolidated, combined, unitary, affiliated or other Tax group that includes the Company or at least one Affiliate of Landmark Media for taxable years ending on or before the Closing Date, and (f) any Taxes of any Person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to a transaction occurring on or before the Closing Date; provided that Landmark Media and the Seller shall have no obligation to indemnify the Company or its Subsidiaries (including, for the avoidance of doubt, Apartment Book) against Taxes resulting from any transaction occurring on the Closing Date but after the Closing, outside of the ordinary course of business, and initiated or directed by the Buyer.

Section 6.2    Taxable Year; Straddle Periods

(a)To the extent permitted or required by Law or administrative practice, the taxable year of the Company that includes the Closing Date shall be treated as closing on (and including) the Closing Date.

(b)In the case of Taxes that are payable with respect to a taxable period beginning on or prior to and ending after the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date shall be:

(i)in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than Transfer Taxes provided for in Section 6.9), deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and

(ii)except for any Tax described in Section 6.2(b)(i), deemed to be the amount of any such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 6.2(b), taking into account the type of Tax to which the refund relates.

Section 6.3    Filing Responsibility

(a)The Parent and the Seller shall timely prepare and file or cause to be timely prepared and filed (i) any Combined Tax Returns, and (ii) all other Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries that are due (including extensions) on or before the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice. Except as otherwise explicitly provided herein, for Tax Returns prepared pursuant to clause (ii) of the preceding sentence, completed drafts of such Tax Returns shall be submitted to the Buyer not later than 30 days prior to the due date for filing such Tax Returns for the Buyer’s review and approval (which approval, if sought before Closing, will be pursuant to Section 5.1); provided, however, that for (i) Tax Returns that are due (without any automatic extension) on or before October 1, 2017 and all Tax Returns related to sales Taxes, the Seller shall provide to the Buyer copies of such Tax Returns as soon as is reasonably practicable for the Buyer’s review and approval (provided that the Seller shall in all cases be permitted to timely file such Tax Returns regardless of the timing of Buyer’s review and approval); and (ii) Tax Returns other than Tax Returns related to sales Taxes that are due after October 1, 2017 and before November 2, 2017, the Seller shall use its reasonable best efforts to provide the Buyer with completed drafts of such Tax Returns no later than 10 Business Days prior to the due date for filing such Tax Returns for the Buyer’s review and approval (but the

Seller shall in all cases be permitted to timely file such Tax Returns if the Buyer has not approved such Tax Returns before the applicable due date). To the extent that Buyer objects in good faith to any Tax Return and did not unreasonably withhold its approval, the parties shall cooperate in good faith to resolve any disputes or issues, including by means of filing amended or corrected returns to the extent reasonably necessary.

(b)From and after Closing, the Buyer shall, except to the extent that such Tax Returns are the responsibility of the Seller under Section 6.3(a), file or cause to be filed all other Tax Returns with respect to the Company or any of its Subsidiaries unless otherwise required by applicable Law. If such Tax Returns report matters for which indemnification may be claimed from the Seller pursuant to Section 6.1, the Buyer shall prepare (or cause to be prepared) such Tax Returns in accordance with past practices of the Company or any of its Subsidiaries and shall provide completed drafts of such Tax Returns to the Seller no later than 30 days prior to the due date for filing such Tax Returns for the Seller’s review and approval. The Buyer and the Seller shall work in good faith to resolve any disagreements related to such Tax Returns in a manner that would allow such Tax Returns to be filed timely; provided that in all events the Buyer shall be permitted to file all Tax Returns when due (taking into account any available and obtained extensions).

(c)The Buyer shall not cause to be carried back, and the Company and its Subsidiaries shall not elect to carry back, any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date into any taxable period ending on or before the Closing Date. Any Tax refunds received by the Company or any of its Subsidiaries related to a period before the Closing Date shall be the property of the Seller and shall be remitted to the Seller within five days of receipt; provided, however, that the amount of such Tax refund shall be net of any related expenses reasonably incurred in connection with the preparation and filing of any Tax Return giving rise to such Tax refund. If, subsequent to a payment of a Tax refund to the Seller under this Section 6.3(c), a Taxing Authority reduces or disallows the amount of any such refund and the Buyer, the Company or any of its Subsidiaries has to return the refund to the Tax Authority, the portion of any such refund paid to the Taxing Authority shall be returned to the Buyer.

(d)For any Tax Proceeding with respect to a sales Tax Return or sales Tax due in the State of Texas in respect of or attributable to a Pre-Closing Tax Period (the “Texas Contest”), Seller shall control, subject to Section 5.1(n), the Texas Contest and shall be liable for any such Taxes pursuant to Section 6.1. Notwithstanding the preceding, after the Closing, the Buyer in its sole discretion, but in consultation with the Seller, shall be entitled to prepare, review, amend or take any other action in respect of the Texas Contest (for the avoidance of doubt, the Buyer shall have the sole right to (i) disclose any unpaid sales Tax liability (in such amounts as determined by the Buyer) to any applicable Taxing Authority in the State of Texas, and (ii) settle any claim or Tax Proceeding in respect of any sales Tax in the State of Texas). If the Texas Contest is resolved after the Closing under the Buyer’s control, then subject to clause (y) below, (x) the Seller and the Buyer each shall be liable for one-half of any such sales Taxes in the State of Texas in respect of any Pre-Closing Tax Period pursuant to Section 6.1 as modified pursuant to this Section 6.3(d) (and the provisions of Section 6.4 shall not apply to any such Tax Proceeding) and (y) the aggregate liability of the Seller and its Affiliates (including Landmark Media and Parent) for such sales Taxes in the State of Texas shall not exceed $1.7 million in the aggregate.

Section 6.4    Tax Contests

(a)After the Closing Date, except in the case of any Tax Proceeding involving any asserted Tax liability or refund with respect to the Company or any of its Subsidiaries relating to a Combined Tax Return, and except as provided in Section 6.4(b) below, the Buyer shall control the conduct, through counsel of its own choosing, of any Tax Proceeding.

(b)After the Closing Date, in the case of a Tax Proceeding or portion thereof that relates to Taxes of the Company or any of its Subsidiaries for Pre-Closing Tax Periods (“Pre-Closing Taxes”) (including, without limitation, any Combined Tax Returns and any contests related to the return of Tax refunds described in Section 6.3(c)), except as otherwise provided in Section 6.3(d), the Parent shall control the conduct of such Tax Proceeding to the extent that it relates to Pre-Closing Taxes, but the Buyer shall have the right to participate in such Tax Proceeding at its own expense, and the Parent shall not be able to settle, compromise and/or concede any portion of such Tax Proceeding that is reasonably likely to affect the Tax liability of the Company or any of its Subsidiaries for any taxable year (or portion thereof) beginning after the Closing Date without the consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned.

(c)In the case of a Tax Proceeding that relates to a Straddle Period, the Buyer shall control the conduct of such Tax Proceeding, but the Parent shall have the right to participate in such Tax Proceeding at its own expense and, with respect to any non-income Tax of the Company or its Subsidiaries, the Buyer shall not settle or cause to be settled a Tax Proceeding without the consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.5    Cooperation and Exchange of Information. Each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party to this Agreement such cooperation, documentation and information as either of them reasonably may request in (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or an indemnity obligation under this Article VI, or (c) conducting any Tax Proceeding. Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess.

Section 6.6    Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, all liabilities, obligations and rights between any member of the Parent Group, on the one hand, and the Company or any of its Subsidiaries, on the other hand, under any Tax allocation or Tax sharing agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date as to all past, present and future taxable periods.

Section 6.7    Tax Treatment of Payments.The Parent, the Seller, the Buyer and their respective Affiliates shall treat any and all payments under this Article VI as an adjustment to the Purchase Price for Tax purposes unless they are required to treat such payments otherwise by applicable Tax Laws.

Section 6.8    Tax Characterization of the Apartment Book Restructuring. The parties acknowledge and agree that, for federal (and, to the extent applicable, state, local and non-U.S.) income Tax purposes, the Apartment Book Restructuring is intended to be treated as a taxable asset sale (and not as a transaction described in Section 351(a) of the Code). The parties agree that pursuant to the Apartment Book Restructuring, the Seller shall recognize an amount of gain in respect of each asset held by Apartment Book equal to the difference between (x) the fair market value of the asset (based on the portion of the Purchase Price allocable to such asset as set forth in Section 6.10) and (y) the Seller’s basis in such asset immediately prior to the Apartment Book Restructuring. All of the parties shall file, and shall cause their respective Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Tax treatment described in this paragraph, and shall take no position contrary thereto unless required to do so by applicable Law.

Section 6.9    Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, the Seller shall pay 100% of the Transfer Taxes (as defined herein) when due arising from or attributable to the Restructuring and the Apartment Book Restructuring and the Buyer and the Seller shall each pay 50%, when due, and be responsible for 50%, of any sales Tax, use Tax, transfer Tax, documentary stamp Tax, value added Tax or similar Taxes and related fees imposed on the sale or transfer of the Shares pursuant to this Agreement or the entering into of this Agreement (collectively, “Transfer Taxes”). The Seller shall prepare all Tax Returns with respect to such Transfer Taxes arising from or attributable to the Restructuring and shall make such Tax Returns available to the Buyer for review and approval. The Buyer and the Seller shall jointly prepare all Tax Returns arising from or attributable to the sale or transfer of the Shares and the party legally required to file any Transfer Tax Returns shall do so.

Section 6.10    Purchase Price Allocation. As soon as reasonably practicable (but in any event within seventy-five days) after the Closing and prior to the filing of any Tax Return which includes information related to the transactions contemplated by this Agreement, the Seller shall provide to the Buyer the allocation of a portion of the Purchase Price to the assets of Apartment Book (such allocation, the “Purchase Price Allocation”) for Buyer’s review and consent. The Purchase Price Allocation shall be prepared in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Subject to the requirements of applicable Law, all Tax Returns filed by the Seller, Parent, the Buyer, Buyer Parent, the Company and any of their Subsidiaries shall be prepared in a manner consistent with the Purchase Price Allocation. In the event of an adjustment to the Purchase Price, the Seller and the Buyer agree to adjust the Purchase Price Allocation in a reasonable manner to reflect such adjustment. The Seller and the Buyer agree to consult and resolve in good faith any disputes with respect to the allocation of the Purchase Price pursuant to this Section 6.10; provided, however, that if the Buyer and the Seller are unable to resolve any disputed item, then none of the Buyer, the Seller or any of their Affiliates shall be required pursuant hereto to file any Tax Returns or otherwise take any position consistent with such allocation.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1    General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that is then in effect and that prohibits the consummation of the transactions contemplated by this Agreement, and there shall be no order, decree, judgment, injunction or determination entered by or with any Governmental Authority in effect preventing the consummation of the transactions contemplated by this Agreement.

(b)HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated (“HSR Clearance”).

Section 7.2    Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a)Representations, Warranties and Covenants. The representations and warranties of the Buyer and the Buyer Parent contained in Section 4.1 (Organization), Section 4.2 (Authority), Section 4.3(a) (No Conflict), Section 4.5 (Brokers), and Section 4.6(a) (Investment Intent), shall be true and correct (other than de minimis exceptions) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except that in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (other than de minimis exceptions) only as of such specified date). The other representations and warranties of the Buyer and the Buyer Parent contained in Article IV shall be true and correct (without giving effect to any materiality qualifiers set forth therein) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except that in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality qualifiers set forth therein) would not adversely affect in any material respect the performance by the Buyer and the Buyer Parent of their respective obligations under this Agreement. The Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing. The Seller shall have received from the Buyer a certificate (in the form attached hereto as Exhibit D) signed by a duly authorized officer thereof, to the effect that the conditions set forth in the preceding sentences of this Section 7.2(a) have been satisfied.

(b)Escrow Agreement. The Seller shall have received an executed counterpart of the Escrow Agreement, signed by each party other than the Seller.

Section 7.3    Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)Representations, Warranties and Covenants.

(i)The representations and warranties of the Seller contained in Section 3.1(a)(i) (Organization), Section 3.2 (Authority), Section 3.4 (Shares), Section 3.5 (Capitalization), and Section 3.23 (Brokers) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except that in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct only as of such specified date), in each case other than de minimis exceptions;

(ii)the other representations and warranties of the Seller contained in Article III of this Agreement shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifiers set forth therein) as of the date of this Agreement (except that in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect qualifiers set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect;

(iii)the representations and warranties of the Seller contained in this Agreement that are listed on Schedule 7.3(a)(iii) attached hereto (and only those listed) shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifiers set forth therein) as of the Closing Date as if made on and as of the Closing Date (except that in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect qualifiers set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect;

(iv)the Seller shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing; provided that, if this condition is tested at any time after the 90th day following the date of this Agreement and the failure does not result from willful misconduct or bad faith by the Seller, this condition shall, in lieu of the foregoing, be read as follows: the Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing, except for failures to perform or comply as would not, individually or in the aggregate, have a Material Adverse Effect; and

(v)the Buyer shall have received from the Seller a certificate (in the form attached hereto as Exhibit D) signed by a duly authorized officer thereof, to the effect that the conditions set forth in the preceding clauses of this Section 7.3(a) have been satisfied.

(b)Escrow Agreement. The Buyer shall have received an executed counterpart of the Escrow Agreement, signed by each party other than the Buyer.

ARTICLE VIII
NO SURVIVAL

Section 8.1    No Survival.

(a)None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any certificate, document or instrument delivered by any party pursuant to this Agreement shall survive the Closing, and following the Closing, no party shall be entitled to any recovery in respect thereof or to make any claim whatsoever for any inaccuracy or breach of any such representation, warranty, covenant or agreement; provided, however, that (i) the covenants and agreements of the parties in this Agreement that expressly contemplate performance after the Closing (including all of Seller’s indemnification obligations in Section 6.1) shall survive until they have been performed or satisfied and (ii) this Section 8.1 shall not limit any claim or recovery available to the Buyer under the RWI Policy. Notwithstanding the foregoing, the provisions of this Section 8.1 will not prevent, or limit in any way, a cause of action against any party in respect of Intentional Fraud.

(b)Without limiting the foregoing, after Closing, the Buyer agrees not to assert or otherwise make any claim against the Seller or its Affiliates or its Representatives that is barred by the foregoing whether under any contract, misrepresentation, tort (including fraud other than a cause of action against Seller in respect of Intentional Fraud), or strict liability theory, or under any statutory or regulatory Law.

ARTICLE IX
TERMINATION
Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by mutual written consent of the Buyer and the Seller;

(b)(i) by the Seller, by written notice of termination to the Buyer, if the Buyer breaches or fails to perform or becomes incapable of performing in any respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform or incapacity (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2, (B) cannot be cured on or before the Outside Date or, if curable, is not cured within 20 days following delivery to the Buyer of written notice stating the Seller’s intention to terminate pursuant to this Section 9.1(b) and the basis of such breach or failure to perform or incapacity and (C) has not been waived by the Seller or (ii) by the Buyer, by written notice of termination to the Seller, if the Seller breaches or fails to perform or becomes incapable of performing in any respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform or incapacity (x) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3, (y) cannot be cured on or before the Outside Date or, if curable, is not cured within 20 days following delivery to the Seller of written notice stating the Buyer’s intention to terminate pursuant to this Section 9.1(b) and the basis of such breach or failure to perform or incapacity and (z) has not been waived by the Buyer; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a party at any time that such party is in breach of its representations, warranties or covenants to an extent that would result in the failure of a condition for the benefit of the other party set forth in Article VII;

(c)by the Seller, by written notice of termination to the Buyer, if (i) the conditions set forth in Section 7.1 and Section 7.3 of this Agreement are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur), (ii) the Seller delivers to the Buyer written notice on or after the date on which the Closing is required to occur pursuant to Section 2.2 that all conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur) and the Seller is ready, willing and able to proceed with the Closing in accordance with Section 2.2, and (iii) within five Business Days after the Seller’s delivery of such notice to the Buyer (or, if sooner, the Outside Date), the Buyer fails to consummate the Closing in accordance with the terms of this Agreement;

(d)by either the Seller or the Buyer, by written notice of termination to the other party, if HSR Clearance is not obtained by September 11, 2018 (the “Outside Date”); or

(e)by either the Seller or the Buyer, by written notice of termination to the other party, in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable (a “Permanent Order”); provided, however, that the party so requesting termination shall have used its reasonable best efforts, in accordance with Section 5.8, to have such order, decree, ruling or other action vacated, lifted, reversed or overturned.

Section 9.2    Effect of Termination

(a)In the event that this Agreement is validly terminated in accordance with Section 9.1, this Agreement shall forthwith terminate and become void and have no effect, and there shall be no liability on the part of any party except that (i) the provisions of, and any liability or obligation contemplated under, Sections 3.23 and 4.5 relating to brokers, Section 5.7 relating to confidentiality, Section 5.10 relating to public announcements, Section 5.18(c) relating to the Replacement License, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 relating to submission to jurisdiction, and this Section 9.2 shall survive the termination of this Agreement, and (ii) subject to Section 9.2(d), nothing herein shall relieve any party from liability for any intentional and material breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

(b)In the event that (i) this Agreement is validly terminated by the Seller or the Buyer pursuant to Section 9.1(d) or Section 9.1(e), (ii) the Seller’s breach of its covenants or other obligations hereunder was not the primary cause of the failure to obtain HSR Clearance or the issuance of the Permanent Order, as applicable, and (iii) in the case of termination under Section 9.1(e), if applicable, the Permanent Order is in respect of the enforcement of a Competition Law (including the HSR Act), then within five Business Days following such termination, the Buyer, as its sole liability in respect thereof, shall pay the Seller $40,000,000 (the “Special Termination Fee”) by wire transfer of immediately available funds to an account designated by the Seller. If the Buyer does not pay the Special Termination Fee when due, the Buyer shall also pay interest on such unpaid amount at a rate of eight percent per annum, compounded quarterly, or the maximum rate permitted by applicable Law, whichever is less, from the due date through the date of payment in full (all references herein to the Special Termination Fee shall include all accrued and unpaid interest).

(c)The parties acknowledge and agree that the Special Termination Fee is not a penalty, but constitutes liquidated damages in an amount that is reasonable in light of the anticipated harm, and the Buyer waives any defense that the Special Termination Fee is invalid or unenforceable because such amount would be void as a penalty and not reasonably related to actual damages.

(d)In the event that this Agreement is validly terminated in accordance with Section 9.1(d) or Section 9.1(e) and the Buyer pays the Special Termination Fee, (i) the Buyer shall have no further liability or obligation to the Seller or any of its Affiliates relating to or arising out of this Agreement or any transaction contemplated hereby, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and (ii) in such event, the Seller shall not, and shall cause its Affiliates not to, seek to recover any money damages or obtain any equitable relief from the Buyer in respect thereof, except in each case to the extent the Buyer or the Buyer Parent breaches (A) following the date of such termination, any continuing obligation under any provision identified in clause (i) of Section 9.2(a), or (B) any obligation under the Confidentiality Agreement.

Section 9.3 Construction. For the avoidance of doubt, in lieu of terminating this Agreement, a party may, where applicable, declare a breach and seek specific performance (as allowed by Section 10.11).

ARTICLE X
GENERAL PROVISIONS

Section 10.1    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that (a) if the transactions contemplated hereby are consummated, Seller Transaction Expenses shall be paid as provided in this Agreement and (b) any and all stock transfer, stamp and similar Taxes shall be borne and paid by the Buyer regardless of who may be liable therefor under applicable Law. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 10.2    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 10.3    Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e‑mail, upon written confirmation of receipt by facsimile, or e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing in accordance with this Section 10.4 by the party to receive such notice:

(i)if to the Seller or the Parent, to:
Dominion Enterprises
150 Granby Street
Norfolk, Virginia 23510
Telecopier: (757) 664-2162
Attention:     Guy R. Friddell, III, Executive Vice President
E-mail: rusty.friddell@dominionenterprises.com
with a copy (which shall not constitute notice) to:
Willcox & Savage, P.C.
440 Monticello Avenue, Suite 2200
Norfolk, Virginia 23510
Telecopier: (757) 628-5566
Attention:     Thomas C. Inglima, Esquire
E-mail: tinglima@wilsav.com

(ii)if to the Buyer, to:
CoStar Realty Information, Inc.
1331 L Street, N.W.
Washington, D.C. 20005
Attention: Jon Coleman
Facsimile: (202) 346-6703
E-mail: jcoleman@costar.com
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036-5306
Attention: Stephen Glover
Facsimile: (202) 530-9598
E-mail: siglover@gibsondunn.com

Section 10.5    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive and shall be construed to include “and/or.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. When an applicable provision refers to a “party” or the “parties” in the context of a two-party relationship or interaction, the Buyer and the Buyer Parent, collectively, shall be deemed to be a single party, and the Seller and the Parent shall be deemed a single party.

Section 10.6    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between or among the parties hereto, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between or among such parties, with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.7    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 10.8    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.9    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that, without limiting the right to serve process in any other manner permitted by Law, notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, the parties agree that disputes with respect to the matters referenced in Section 2.4 shall be resolved by the Independent Accounting Firm to the extent provided therein.

Section 10.10      Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Affiliate of the Buyer without the prior consent of the Seller; provided further that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.11    Enforcement. The parties agree that actual, immediate and irreparable harm and damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that there would not be an adequate remedy at law in connection therewith. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction (or injunctions) or other equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware without proof of actual damages; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further agrees not to object to the appropriateness of specific performance as a remedy for a breach or threatened breach and waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post bond or other security in connection with obtaining equitable relief.

Section 10.12    Currency. All references to “dollars” or “$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.13    Severability. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 10.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.15    Counterparts. This Agreement may be executed in two or more counterparts, all of which, taken together, shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.16 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.17 No Presumption Against Drafting Party. Each of the parties acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.18    Disclosure. Any matter disclosed in any section or subsection of the Disclosure Schedules shall be deemed disclosed for the purposes of, and shall qualify, each representation and warranty in the section or subsection of this Agreement with the corresponding number, as well as any other representation or warranty in any other section or subsection of this Agreement where the relevance of such disclosure to that other representation or warranty is reasonably apparent on the face of such disclosure, in each case even if (a) that other representation and warranty does not reference the Disclosure Schedules or (b) the disclosure in the Disclosure Schedules does not reference that other representation and warranty. The disclosure of a particular item of information in the Disclosure Schedules shall not constitute an admission by the Seller or the Company or any of its Subsidiaries that such item is material, that such item has had or would have a Material Adverse Effect or that the disclosure of such item is required to be made under the terms of this Agreement. To the extent that a disclosure in the Disclosure Schedules makes reference to or describes all or any part of a Contract or other document, or any Permit, Order or Law, such reference or description is qualified in its entirety by the terms and provisions of such Contract or other document, Permit, Order or Law.
* * * * *

IN WITNESS WHEREOF, the Buyer, the Buyer Parent, the Seller, the Parent and, solely for purposes of Article VI, Landmark Media have caused this Agreement to be executed as of the date first written above.
Buyer
COSTAR REALTY INFORMATION, INC.
By: /s/ Francis A. Carchedi
Name: Francis A. Carchedi
Title: Executive Vice President
Buyer Parent
COSTAR GROUP, INC.
By: /s/ Francis A. Carchedi
Name: Francis A. Carchedi
Title: Executive Vice President

[Signatures continue on the following page]

SIGNATURE PAGES TO SECURITIES PURCHASE AGREEMENT - PROJECT TIDEWATER

Seller
LTM COMPANY DOMINION, LLC
By: /s/ Guy R. Friddell, III
Name: Guy R. Friddell, III
Title: Vice President
Parent
DOMINION ENTERPRISES
By: /s/ Guy R. Friddell, III
Name: Guy R. Friddell, III
Title: Executive Vice President

Landmark Media

LANDMARK MEDIA ENTERPRISES, LLC, solely for purposes of Article VI hereto
By: /s/ Guy R. Friddell, III
Name: Guy R. Friddell, III
Title: Executive Vice President

SIGNATURE PAGES TO SECURITIES PURCHASE AGREEMENT - PROJECT TIDEWATER